UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Ampco–Pittsburgh Corporation

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726 Bell Avenue, Suite 301

Carnegie, Pennsylvania 15106

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD THURSDAY, MAY 5, 2016

TO THE SHAREHOLDERS OF

AMPCO-PITTSBURGH CORPORATION

Notice is hereby given that the Annual Meeting of Shareholders of Ampco-Pittsburgh Corporation will be held in the Carnegie Room, 3rd Floor, The Duquesne Club, 325 Sixth Avenue, Pittsburgh, Pennsylvania, on Thursday, May 5, 2016 at 10:00 a.m., Eastern Time, for the following purposes:

1.	to elect a class of four directors for a term that expires in 2019;

2.	to hold a non-binding, advisory vote to approve our executive compensation (the “Say-on-Pay” vote);

3.	to act upon a proposal to approve the Ampco-Pittsburgh Corporation 2016 Omnibus Incentive Plan;

4.	to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2016; and

5.	to transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Shareholders of record on March 11, 2016 are entitled to notice of and to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Maria V. Trainor,
Vice President, General Counsel and Secretary

Pittsburgh, Pennsylvania

March 23, 2016

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Shareholders to Be Held on May 5, 2016

The proxy statement and the annual report of the Corporation are available at

http://www.ampcopittsburgh.com/financial.html.

All shareholders are cordially invited to attend the meeting in person. Your vote is important, and, whether or not you expect to attend in person, it is requested that you PROMPTLY fill in, sign, and return the enclosed proxy card or follow the internet or telephone voting instructions included on the proxy card.

PROXY STATEMENT

March 15, 2016

Annual Meeting of Shareholders to be held May 5, 2016

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. You should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

• Time and Date:	10:00 a.m., Eastern Time, May 5, 2016

• Place:	The Carnegie Room, 3rd Floor The Duquesne Club 325 Sixth Avenue Pittsburgh, Pennsylvania

• Record Date	March 11, 2016

• Voting

Only shareholders as of the record date, March 11, 2016, are entitled to vote.

Your broker will NOT be able to vote your shares with respect to any of the matters presented at the meeting other than the ratification of the selection of our independent registered public accounting firm unless you give your broker specific voting instructions.

Even if you plan to attend the annual meeting in person, please cast your vote as soon as possible by:

•    Using the Internet at www.proxyvote.com;

•    Calling toll-free from the United States, U.S. territories and Canada to 1-800-690-6903; or

•    Mailing your signed proxy or voting instruction form.

• Attending the Annual Meeting

To be admitted in person, you will be required to present a government-issued photo identification (such as a driver’s license or passport).

You do not need to attend the annual meeting to vote if you have properly submitted your proxy in advance of the meeting.

• Meeting Agenda

1.      Election of four directors;

2.      Non-binding, advisory vote to approve our executive compensation;

3.      Approval of the Ampco-Pittsburgh Corporation 2016 Omnibus Incentive Plan;

4.      Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016; and

5.      Transaction of such other business as may properly come before the meeting and any adjournment or postponement thereof.

Voting Matters

Proposals	Board Recommendation
Election of Directors	FOR each nominee named in this proxy statement
Non-binding, advisory vote to approve our executive compensation	FOR
Approval of the Ampco-Pittsburgh Corporation 2016 Omnibus Incentive Plan	FOR
Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016	FOR

Board Nominees

Name	Age	Director Since	Occupation	Experience/ Qualification	Independent	Committee Assignments
Leonard M. Carroll	73	1996	Managing Director of Seneca Capital	Long-term financial and investment background	X	Audit, Executive
Laurence E. Paul	51	1998	Managing principal of Laurel Crown Partners	Experienced in financial management and risk assessment
Ernest G. Siddons	82	1981	Retired	Long-term experience in operations and financial management		Executive
J. Fredrik Strömholm	50	2016	Founder and Partner of Altor Equity Partners AB	Experience in investment banking and financial management

Approval of the Ampco-Pittsburgh Corporation 2016 Omnibus Incentive Plan

We are requesting the shareholders approve the 2016 Omnibus Incentive Plan. A new plan is necessary in order to continue to provide short and long term equity and performance awards under our Executive Compensation Program described below.

Ratification of the Appointment of our Independent Registered Public Accounting Firm for 2016

We are requesting that shareholders ratify the appointment of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2016. The table below shows the fees paid by the Corporation to Deloitte & Touche LLP in 2015.

2015
Audit fees(a)	$870,026
Audit-related fees(b)	835,092
Tax fees	0
All other fees	0

Total(c)	$1,705,118

(a)	Fees for audit services related primarily to the audit of the Corporation’s annual consolidated financial statements and its internal control over financial reporting.

(b)	Fees for audit-related services in 2015 primarily represent due diligence services related to potential acquisitions whereas 2014 related primarily to the audits of the Corporation’s employee benefit plans

(c)	The Audit Committee approved all fees in the years reported.

Executive Compensation Program Highlights

Our executive compensation program is designed to attract and retain top talent by enabling the Corporation to compete effectively for the highest quality personnel and to pay for performance by aligning compensation with the achievement of both short-term and long-term financial objectives that build shareholder value.

The 2015 executive compensation program features a balanced mix of salary and performance-driven annual and long-term incentive award opportunities. The following chart illustrates the target compensation opportunities in 2015 for Mr. Stanik, our CEO:

In designing our executive compensation program, we have implemented programs and policies that support our commitment to good compensation governance and that create alignment between our executives and our shareholders, as highlighted below:

•

The Compensation Committee is comprised solely of independent directors. Each member of the Compensation Committee is a “non-employee director” of the Corporation as defined under Rule 16b-3 of the Securities Exchange Act of 1934 and an “outside director” for purposes of the corporate compensation provisions contained in Section 162(m) of the Internal Revenue Code.

•

The Compensation Committee conducts an annual review and approval of our compensation strategies, including a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on our company.

•

In 2015, the Compensation Committee engaged Pay Governance LLC as its independent provider of compensation consulting services for decisions relating to compensation. Pay Governance was retained to identify a reasonable group of companies as a peer group to benchmark executive compensation levels and incentive plan design and to assist it in fulfilling its responsibilities and duties.

•

A significant portion of each executive’s annual pay is based on objective performance metrics and, therefore, “at-risk” based on corporate performance. In addition, the equity-based portion of our executive compensation program is designed to align the interests of our executive officers and shareholders.

•

The Compensation Committee periodically checks its compensation decisions against executive compensation at a peer group of comparably-sized manufacturing companies to ensure that our executive compensation program provides competitive compensation opportunities. The same peer group is used to determine our relative performance for vesting of a portion of performance share unit awards.

•	The equity awards granted to our executive officers vest over multi-year periods, consistent with current practice and our retention objectives.

•

We have a clawback policy applicable to executive officers pursuant to which, if the Corporation is required, because of fraud or negligence, to restate financial results for any period (the “Restatement Period”) in a manner that would have adversely affected the amount of the payout of any incentive compensation awards, the Compensation Committee has the right during the three-year period following the Restatement Period to review the matter and determine what, if any, repayment executives will be required to submit.

•	We do not provide any Internal Revenue Code Section 280G excise tax gross-up rights or any other significant tax gross-up rights to our executive officers.

•	The compensation arrangements with our executive officers contain double- trigger equity acceleration provisions in the event of a change in control.

•	We have a policy prohibiting “underwater” options from being repriced or replaced (either with new options or other equity awards), unless approved by our shareholders.

Additional information about our compensation philosophy and program, including compensation determinations for each of our named executive officers, can be found in the “Compensation Discussion and Analysis” starting on page 20 in this Proxy Statement.

We encourage you to read the entire proxy statement and to vote your shares at the Annual Meeting. If you are unable to attend the Annual Meeting in person, we encourage you to submit a proxy so that your shares will be represented and voted.

QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING

Q: Why am I receiving these materials?

A: As a shareholder, we are providing these proxy materials to you in connection with our solicitation of proxies to be voted at our Annual Meeting of Shareholders, which will take place on May 5, 2016. These materials were first mailed to shareholders on or about March 15, 2016. You are invited to attend the Annual Meeting, and you are requested to vote on the proposals described in this Proxy Statement.

Q: What is included in these materials?

A: These materials include:

•	Our Proxy Statement for the Annual Meeting; and

•	Our 2015 Annual Report to Shareholders, which includes our audited consolidated financial statements.

These materials also include the proxy/voting instruction card for the Annual Meeting.

Q: What am I being asked to vote on?

A: You are being asked to vote on the following proposals:

•	Proposal 1—Election of four directors;

•	Proposal 2—Non-binding, advisory vote to approve our executive compensation (the “Say-on-Pay Proposal”);

•	Proposal 3—Approval of our 2016 Omnibus Incentive Plan (the “Incentive Plan Proposal”);

•	Proposal 4—Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016 (the “Deloitte Ratification Proposal”); and

•	Such other business as may properly come before the meeting and any adjournment or postponement thereof.

Q: What are the voting recommendations of the Board of Directors?

A: The Board recommends the following votes:

•	FOR the election of the four director nominees named in this proxy statement;

•	FOR the Say-on-Pay Proposal;

•	FOR the Incentive Plan Proposal; and

•	FOR the Deloitte Ratification Proposal.

Q: Will any other matters be voted on?

A: We are not aware of any other matters that will be brought before the shareholders for a vote at the Annual Meeting. If any other matter is properly brought before the meeting, your proxy will authorize each of Marliss Johnson and Maria Trainor (together, the “Proxies”) to vote on such matters in their discretion.

Q: How do I cast my vote?

A: If you are a shareholder of record, you may cast your vote using any of the following methods:

•	Via the Internet, by visiting the website “www.proxyvote.com” and following the instructions for Internet voting on your proxy/voting instruction card;

•	By dialing 1-800-690-6903 and following the instructions for telephone voting on your proxy/voting instruction card;

•	By completing and mailing your proxy/voting instruction card; or

•	By casting your vote in person at the Annual Meeting.

If you vote over the Internet, you may incur related ancillary costs, such as telephone and Internet access charges, for which you will be responsible. The telephone and Internet voting facilities for the shareholders of record of all shares will close at 11:59 P.M. Eastern Time on May 4, 2016. The Internet and telephone voting procedures are designed to authenticate shareholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.

If you vote by Internet or telephone or return your signed proxy/voting instruction card, your shares will be voted as you indicate. If you do not indicate how your shares are to be voted on a matter, your shares will be voted for all matters in accordance with the voting recommendations of the Board of Directors.

If your shares are held in a brokerage account in your broker’s name (also known as “street name”), you should follow the instructions for voting provided by your broker or nominee. You may submit voting instructions by Internet or telephone or you may complete and mail a voting instruction card to your broker or nominee. If you provide specific voting instructions by telephone, Internet or mail, your broker or nominee will vote your shares as you have directed.

Ballots will be provided during the Annual Meeting to anyone who wants to vote in person at the meeting. If you hold shares in street name, you must request a confirmation of beneficial ownership from your broker to vote in person at the meeting.

Q: Can I change my vote?

A: Yes. If you are a shareholder of record, you can change your vote or revoke your proxy at any time prior to the voting thereof at the Annual Meeting by:

•	Submitting a valid, later-dated proxy/voting instruction card;

•	Submitting a valid, subsequent vote by telephone or the Internet at any time prior to 11:59 P.M. Eastern Time on May 4, 2016;

•	Notifying our Secretary in writing that you have revoked your proxy; or

•	Completing a written ballot at the Annual Meeting.

If your shares are held in a brokerage account in your broker’s name, you should follow the instructions for changing or revoking your vote provided by your broker or nominee.

Q: What will happen if I do not instruct my broker how to vote?

A: If your shares are held in street name and you do not instruct your broker how to vote, one of two things can happen depending on the type of proposal. Pursuant to New York Stock Exchange (“NYSE”) rules, brokers have discretionary power to vote your shares on “routine” matters, but they do not have discretionary power to vote your shares on “non-routine” matters. We believe that the only proposal that will be considered routine under NYSE rules is the Deloitte Ratification Proposal, which means that your broker may vote your shares in its discretion on that proposal. This is known as “broker discretionary voting.”

The election of directors, the Say-on-Pay Proposal and the Incentive Plan Proposal are considered non-routine matters. Accordingly, your broker may not vote your shares with respect to these matters if you have not provided instructions. This is called a “broker non-vote.”

We strongly encourage you to submit your proxy and exercise your right to vote as a shareholder.

Q: How many shares must be present to conduct business at the Annual Meeting?

A: Holders of at least a majority of the votes that all shareholders are entitled to cast at the Annual Meeting must be represented in person or by proxy at the Annual Meeting in order to conduct business. This is called a quorum. If you vote, your shares will be part of the quorum. Abstentions, “Withheld” votes and broker non-votes also will be counted in determining whether a quorum exists.

Q: What vote is required to approve the proposals?

A: In the election of directors, the nominees who receive the most votes for the available positions will be elected. If you withhold authority to vote for a particular nominee, your vote will not count either “FOR” or “AGAINST” the nominee. Abstentions are not counted in the election of directors, and neither abstentions nor broker non-votes will affect the outcome.

The Say-on-Pay Proposal, the Incentive Plan Proposal and the Deloitte Ratification Proposal will require approval by the majority of the votes cast at the Annual Meeting, assuming the presence of a quorum. Neither abstentions nor broker non-votes will have any effect on these proposals other than the Incentive Plan Proposal. With respect to the Incentive Plan Proposal, abstentions will count as votes cast and will have the effect of a vote against the proposal. Broker non-votes will not count as votes cast with respect to the Incentive Plan Proposal and will have no effect on the outcome of that proposal. Votes will be tabulated by the independent inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Q: What does it mean if I receive more than one notice or proxy card or voting instruction form?

A: It means your shares are registered differently or are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares.

Q: What do I need to do to attend the Annual Meeting?

A: Valid government-issued photo identification, such as a driver’s license or passport, is required to attend the Annual Meeting. The registration desk will open at 9:45 a.m. and the meeting will begin at 10:00 a.m. Please note that seating in the meeting room is limited.

If you own shares in street name, you will need to ask your bank or broker for an admission card in the form of a confirmation of beneficial ownership. You will need to bring a confirmation of beneficial ownership with you to vote at the Annual Meeting. If you do not receive your confirmation of beneficial ownership in time, bring your most recent brokerage statement with you to the Annual Meeting. We can use that to verify your ownership of Common Stock and admit you to the meeting; however, you will not be able to vote your shares at the meeting.

Q: Where can I find the voting results of the Annual Meeting?

A: We plan to announce preliminary voting results at the Annual Meeting and to publish final results in a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting.

SOLICITATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) of AMPCO-PITTSBURGH CORPORATION (the “Corporation”) to be held on May 5, 2016. The first mailing of the proxy material to the shareholders is expected to be made on or about March 15, 2016.

The accompanying proxy is solicited on behalf of the Board of Directors of the Corporation. In addition to the solicitation of proxies by use of the mails, proxies may be solicited by directors and employees, in person or by telephone, and brokers and nominees may be requested to send proxy material to and obtain proxies from their principals. The Corporation will pay the costs incurred for solicitations of proxies.

Any shareholder has the power to revoke the proxy at any time prior to the voting thereof. Revocation of the proxy will not be effective until notice thereof has been given to the Secretary of the Corporation, a duly executed proxy bearing a later date is presented or the shareholder subsequently votes the shares subject to the proxy.

VOTING SECURITIES AND RECORD DATE

Only holders of record of Common Stock of the Corporation at the close of business on March 11, 2016 will be entitled to vote at the meeting. On that date, there were 12,216,578 shares of Common Stock outstanding. The holders of those shares are entitled to one vote per share. In the election of directors, the shares may be voted cumulatively. Cumulative voting means that the number of shares owned by each shareholder may be multiplied by the number of directors to be elected and that total voted for the nominees in any proportion. Shares that are not voted cumulatively are voted on a one vote per share basis for each nominee, except for those nominees, if any, for whom the shareholder is withholding authority to vote. If you return your signed proxy but do not indicate how you wish to vote, your shares will be voted non-cumulatively “FOR” the election of each of the director nominees named in this Proxy Statement or voted cumulatively for one or more of the nominees at the discretion of the Proxies; “FOR” approval of the Say-on-Pay Proposal; “FOR” approval of the Incentive Plan Proposal; and “FOR” approval of the Deloitte Ratification Proposal.

REQUIRED VOTE

Under Pennsylvania law and the Corporation’s Amended and Restated By-laws, the presence of a quorum is required to transact business at the 2016 Annual Meeting. A quorum is defined as the presence, either in person or by proxy, of a majority of the votes that all shareholders are entitled to cast at the meeting. For these purposes, shares that are present or represented by proxy at the Annual Meeting will be counted toward a quorum, regardless of whether the holder of the shares or proxy abstains with respect to or withholds authority to vote on a particular matter, whether a broker is present or represented by proxy but lacks discretionary voting authority with respect to any particular matter or whether a broker with discretionary authority fails to exercise such authority with respect to any particular matter.

Proposal 1—Election of Directors. With respect to the election of directors, the nominees who receive the most votes for the available positions will be elected. If you withhold authority to vote for a particular nominee on your proxy card, your vote will not count either “FOR” or “AGAINST” the nominee. Abstentions are not counted in the election of directors, and neither abstentions nor broker non-votes will affect the outcome.

Proposal 2—Say-on-Pay Proposal. The approval of a majority of the votes cast at the Annual Meeting is required for advisory (non-binding) approval of our executive compensation program under the Say-on-Pay Proposal. The vote is advisory, and therefore not binding on the Corporation, the Compensation Committee or our Board. Neither abstentions nor broker non-votes will count as votes cast and neither will affect the outcome of the Say-on-Pay Proposal.

Proposal 3—Incentive Plan Proposal. The approval of the Incentive Plan Proposal will require the affirmative vote of a majority of the votes cast at the Annual Meeting. Broker non-votes will not count as votes cast and will have no effect on the outcome. Abstentions will count as votes cast and will have the effect of a vote against the Incentive Plan Proposal.

Proposal 4—Deloitte Ratification Proposal. With respect to the ratification of the appointment of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for 2016, the affirmative vote of a majority of the votes cast at the Annual Meeting is required for approval. Neither abstentions nor broker non-votes will count as votes cast and neither will affect the outcome of the Deloitte Ratification Proposal.

If a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name,” the shares not voted are referred to as “broker non-votes.” Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in street name on particular proposals under the rules of the NYSE, and the beneficial owner of those shares has not instructed the broker how to vote on those proposals. If you are a beneficial owner, your broker, bank or other nominee is permitted to exercise discretionary authority to vote your shares on Proposal 4, the Deloitte Ratification Proposal, even if it does not receive voting instructions from you. However, it is not permitted to exercise discretionary authority to vote your shares on Proposals 1-3 in the absence of voting instructions from you.

ELECTION OF DIRECTORS

(Proposal 1)

A class of four directors will stand for election for a term of three years to fill the class of directors whose term expires in 2016. All nominees for election to the Board of Directors are currently directors. Mr. Johan Fredrik Strömholm was initially appointed to the Board of Directors in the class of directors whose term expires at this Annual Meeting of shareholders pursuant to a Shareholder Support Agreement entered into by the Corporation on March 3, 2016 with Altor Fund II GP Limited in connection with our acquisition of Åkers AB and certain of its affiliates. The nominees were recommended by the Nominating and Governance Committee and nominated by the Board of Directors at its March meeting and have indicated that they are willing to serve as directors if elected. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW. If at the time of the Annual Meeting a nominee should be unable or unwilling to stand for election, the proxies will be voted for the election of such person, if any, as may be selected by the Board of Directors to replace him.

Nominees for Directors for a Term of Office Expiring in 2019:

LEONARD M. CARROLL (age 73, Director since 1996). Mr. Carroll has been Managing Director of Seneca Capital Management, Inc., a private investment company, for more than five years. The Board concluded that Mr. Carroll should serve as a director because of his broad financial background and investment knowledge. He is a retired Certified Public Accountant and has held various positions in the banking industry including President, Director and Chairman for over 37 years.

LAURENCE E. PAUL (age 51, Director since 1998). Mr. Paul has been a managing principal of Laurel Crown Partners, a private investment company, for more than five years and prior to that was an investment banker for ten years. He became a President of The Louis Berkman Investment Company, a private investment company, in 2013. Mr. Paul’s experience as a senior investment banker and private equity investor for almost twenty years led the Board to conclude that he possessed skills in financial management and risk assessment that would be beneficial to the Corporation.

ERNEST G. SIDDONS (age 82, Director since 1981). Mr. Siddons was President and Chief Operating Officer of the Corporation for more than five years prior to his retirement in April 2009. With more than thirty years of experience with the Corporation in operations and financial management, the Board concluded that Mr. Siddons should serve as a director. Positions held earlier with the Corporation, including those of Chief Financial Officer and Treasurer and President of Union Electric Steel Corporation, and his qualification as a Chartered Accountant were also considered.

J. FREDRIK STRÖMHOLM (age 50, Director since 2016). Mr. Strömholm has been a partner of Altor Equity Partners AB, Stockholm for more than five years and served as its managing partner from 2010 through 2014. Since, 2008, Mr. Strömholm has served on the board of Akers Holdings AB, the parent company of Akers AB, a global manufacturer of rolls to the steel industry, which was recently acquired by the Corporation, since 2008. Mr. Strömholm was also a director of Ferrosan Holding A/S, Ferrosan Medical Devices A/S, and Carnegie Holding AB, among others, all of which were companies owned by Altor Equity Partners AB. Prior to 2003, Strömholm was a managing director at Goldman Sachs International in London. Mr. Strömholm’s long-term financial and investment background and his many years of services as a director of companies led the Board to conclude that he should serve as a director.

Continuing Directors Whose Term of Office Expires in 2018:

MICHAEL I. GERMAN (age 65, Director since 2014). Mr. German has been the Chief Executive Officer and President of Corning Natural Gas Holding Corporation (formerly known as Corning Natural Gas Corporation), a natural gas utility, for more than five years. Mr. German also serves as President of Corning Appliance Company and Leatherstocking Gas Company. Mr. German has been a director of Corning Natural Gas Holding Corporation since 2006 and is on the Boards of Directors of Three River Development Corporation and Northeast Gas Association, as well as the Board of Trustees of the Adirondack Park Institute. Mr. German also was a director of Pennichuck Corporation from 2008 until 2011. Mr. German’s experience as the chief executive officer of a public company, his many years of service as a director of companies and his broad leadership experience led the Board to conclude that he should serve as a director.

PAUL A. GOULD (age 70, Director since 2002). Mr. Gould has been with Allen & Co., Inc., an investment banking company and has been managing director of that company for more than five years. He is currently a director of Liberty Global, Inc. and Discovery Communications, Inc. During the last five years, he has served as a director of Liberty Media Corporation and Discovery Holding Company but he resigned from those boards in 2009. Mr. Gould’s long-term financial and investment background led to the Board’s conclusion that he should serve as a director.

JOHN S. STANIK (age 62, Director since 2015). Mr. Stanik has served as the Corporation’s Chief Executive Officer since January 2015. He previously worked at Calgon Carbon Corporation, an international company specializing in purification products, technologies and services, from 1991 through 2012 when he retired for personal reasons. Mr. Stanik served as President and Chief Executive Officer of Calgon Carbon from 2003 to 2012 and became its Chairman of the Board in 2007. Prior to joining Calgon Carbon, Mr. Stanik worked in various capacities with increasing responsibility for Davy Corporation, an engineering and construction company specializing in the metals (steel and aluminum) markets, ultimately serving as Davy’s General Manager of Operations. He is currently a director of FNB Corporation, a financial services corporation, which operates banks under the name First National Bank in Ohio, Maryland and Pennsylvania. Mr. Stanik’s experience as the chief executive officer and director of a public company, his many years of service as a director of companies and his broad leadership experience led the Board to conclude that he should serve as a director.

Continuing Directors Whose Term of Office Expires in 2017:

JAMES J. ABEL (age 70, Director since 2014). Prior to his retirement, Mr. Abel served as Interim President and Chief Executive Officer of CPI Corporation, an operator of portrait studios, from February 2012 to April 2013 and as a director from 2004 to April 2013. CPI Corporation filed a petition under federal bankruptcy laws in May 2013. Mr. Abel previously served as President and Chief Executive Officer of Financial Executives International,

a firm representing senior financial executives in dealing with regulatory agencies involved with corporate financial reporting and internal controls, from May 2008 to February 2009. Mr. Abel has served as a director of The LGL Group, Inc. from 2011 until 2014. In 2015, Mr. Abel was appointed as a director of PMV Acquisition Corp. Mr. Abel’s background as a senior executive, his expertise in financial management and his experience with manufacturing operations, as well as his board experience, led the Board to conclude that he should serve as a director.

WILLIAM K. LIEBERMAN (age 68, Director since 2004). Mr. Lieberman has been President of The Lieberman Companies, insurance brokerage and consulting company, for more than five years. In addition to more than forty years of management experience in the insurance, benefit and risk management areas, Mr. Lieberman has served as a director or trustee of many organizations including charitable companies, hospitals and universities. These qualifications led the Board to conclude that he should serve as a director.

STEPHEN E. PAUL (age 48, Director since 2002). Mr. Paul has been a managing principal of Laurel Crown Partners, a private investment company, for more than five years. He became a President of The Louis Berkman Investment Company, a private investment company, in 2013. Mr. Paul’s background in investment banking and private equity investment led the Board to conclude that he should serve as a director.

CARL H. PFORZHEIMER, III (age 79, Director since 1982). Mr. Pforzheimer has been Managing Partner or Manager of Carl H. Pforzheimer & Co. LLC or its predecessors or related entities for more than five years. In addition to the attendant investment advisory analytical skills gained from such a position, his former role as chairman of the Audit and Risk Management Committees of U. S. Trust Co. led the Board to conclude Mr. Pforzheimer should serve as a director.

Laurence E. Paul and Stephen E. Paul are brothers and the sons of Robert A. Paul. There are no other family relationships among the directors and officers.

Chairman Emeritus

ROBERT A. PAUL (age 77). On March 2, 2016, Mr. Robert A. Paul, our Chief Executive Officer until his retirement on December 31, 2014, announced his resignation as a member of the Board of Directors, including his position as the Chairman of the Board, effective immediately. Also on March 2, 2016 the Board of Directors appointed Mr. Paul as Chairman Emeritus and as a Director Emeritus, in accordance with and pursuant to Article II, Section 20 of the Corporation’s Amended and Restated By-Laws. As Chairman Emeritus and as a Director Emeritus, Mr. Paul will assist the Board in a non-voting advisory role and will be compensated for his services and reimbursed expenses incurred as determined by the Board of Directors. Mr. Paul is also the Chairman and a director of The Louis Berkman Investment Company, a private investment company.

CORPORATE GOVERNANCE

Corporate Governance Summary

Presented below are some highlights of our corporate governance practices and policies. You can find further details about these and other corporate governance practices and policies in the following pages of this Proxy Statement.

•	Our Board of Directors is comprised of 11 directors, a majority of whom have been determined by the Board to be independent.

•	We currently have separate non-executive Chairman and Chief Executive Officer roles. Leonard M. Carroll serves as our non-executive Chairman.

•

All of the Board’s standing committees other than the Executive Committee are composed entirely of independent directors, and each such standing committee has a written charter that is reviewed and reassessed annually. The charters of each of those standing committees are posted on the Corporation’s website at www.ampcopittsburgh.com.

•	We have an annual self-evaluation process for the Board and each standing committee.

•

The Board evaluates individual directors whose terms are nearing expiration and who may be proposed for re-election. The Nominating and Governance Committee will consider director candidates recommended by shareholders on the same basis as other candidates.

•

The Board has designated Carl H. Pforzheimer, III, Chairman of our Audit Committee, as an “audit committee financial expert.” Our internal audit function reports directly to the Audit Committee. We annually ask our shareholders to ratify the Audit Committee’s selection of the Corporation’s independent auditors.

•	The Corporation has determined that it will hold a Say-on-Pay vote annually until the next shareholder vote on the frequency of such votes, which we expect to be in 2017.

•	Our Corporate Governance Guidelines are available on the Corporation’s website at www.ampcopittsburgh.com.

•

Our Code of Business Conduct and Ethics, which applies to all of the Corporation’s officers, directors and employees, and our additional Code of Ethics, which applies to our Chief Executive Officer and Chief Financial Officer, are available on the Corporation’s website at www.ampcopittsburgh.com.

•

The Board has adopted an anti-hedging policy pursuant to which, without prior approval, no director, officer or employee of the Corporation at any time may purchase financial instruments that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any securities of the Corporation.

•

The Board has adopted anti-pledging policy pursuant to which officers and directors of the Corporation are prohibited from holding any securities of the Corporation in margin accounts or pledging any securities of the Corporation as collateral for any loan, subject to exceptions for de minimis pledging with prior approval.

•

The Board has adopted a Clawback Policy in connection with short and long term incentive plans. Pursuant to the Policy, if the Corporation is required, because of fraud or negligence, to restate financial results for any Restatement Period in a manner that would have adversely affected the amount of the payout of any incentive compensation awards, the Compensation Committee has the right during the three-year period following the Restatement Period to review the matter and determine what, if any, repayment participants will be required to submit.

•

The Board has adopted a policy prohibiting excise tax gross-ups of perquisites pursuant to which the Corporation is prohibited from making any tax gross-up payments to executive officers, except for gross-ups applicable to management employees generally, such as an expatriate tax equalization payment.

•

The Board has adopted a Whistleblower Policy to protect any employee who, in good faith, reports incidents of unethical business conduct, violations of laws or accounting standards, internal accounting controls or audit standards or danger to employees or public health and safety.

Board Independence

The Board of Directors has adopted categorical standards to assist it in evaluating the independence of its directors. The standards are attached to the Corporate Governance Guidelines which are available on the Corporation’s website at www.ampcopittsburgh.com. After performing this evaluation in accordance with those guidelines, the Board has determined that James J. Abel, Leonard M. Carroll, Michael I. German, Paul A. Gould, William K. Lieberman and Carl H. Pforzheimer, III do not have material relationships with the Corporation (other than as members of the Board of Directors) and are independent within the meaning of the Corporation’s independence standards and those of the NYSE.

Audit Committee members must meet additional independence standards under NYSE listing standards and rules of the Securities and Exchange Commission (the “SEC”). Specifically, Audit Committee members may not receive any compensation from the Corporation other than their directors’ compensation. The Board has also determined that each member of the Audit Committee satisfies the enhanced standards of independence applicable to Audit Committee members under NYSE listing standards and SEC rules.

The Board has determined in its judgment that the Compensation Committee is composed entirely of independent directors within the Corporation’s independence standards and those of the NYSE. In making its determination, the Board considered, among other things, the factors applicable to members of the Compensation Committee pursuant to NYSE listing standards and Rule 10C-1 of the Securities Exchange Act of 1934.

Leadership Structure

John S. Stanik is the Corporation’s Chief Executive Officer. Mr. Leonard M. Carroll currently serves as the non-executive Chairman. The Chairman sets the agendas for and presides over the Board meetings. Mr. Stanik is a member of the Board and participates in its meetings. The Board believes that this leadership structure is appropriate for the Corporation at this time because it allows for independent oversight of management, increases management accountability and encourages an objective evaluation of management’s performance relative to compensation. The Board will assess periodically whether the roles should be separated or combined based on its evaluation of what is in the best interests of the Corporation and its shareholders.

As Chief Executive Officer, Mr. Stanik is the full-time executive managing the day-to-day operations of the Corporation.

Director Nominating Procedures

The Corporation’s Corporate Governance Guidelines and its Nominating and Governance Committee Charter charge the Nominating and Governance Committee with selecting nominees for election to the Board of Directors and with reviewing, at least annually, the qualifications of new and existing members of the Board of Directors. The Nominating and Governance Committee also considers the extent to which such members may be considered “independent” within the meaning of applicable NYSE rules as well as other appropriate factors, including overall skills and experience.

From time to time, the Nominating and Governance Committee will seek to identify potential candidates for director nominees and will consider potential candidates proposed by other members of the Board of Directors, by management of the Corporation or by shareholders of the Corporation.

In considering candidates submitted by shareholders of the Corporation, the Nominating and Governance Committee will take into consideration the needs of the Board of Directors and the candidate’s qualifications. To have a candidate considered by the Committee, a shareholder must submit the recommendation in writing and must provide the information set forth in, and otherwise comply with, Section 18 of Article II of the Corporation’s Amended and Restated By-Laws.

The shareholder recommendation and information described above must be sent to Ampco-Pittsburgh Corporation “c/o Corporate Secretary” at 726 Bell Avenue, Suite 301, P.O. Box 457, Carnegie, PA 15106 and, in order to allow for timely consideration, must be received not less than 90 days in advance of the anniversary date of the Corporation’s most recent annual meeting of shareholders.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors and the Nominating and Governance Committee believes that the candidate has the potential to be a good candidate, the Nominating and Governance Committee would seek to gather information from or about the candidate. Such information may include information gathered through one or more interviews as appropriate and review of his or her accomplishments and qualifications generally, in light of any other candidates that the Nominating and Governance Committee may be considering. The Nominating and Governance Committee’s evaluation process does not vary based on whether the candidate is recommended by a shareholder. Although the Nominating and Governance Committee does not have a formal written diversity policy, it does strive to identify candidates for director with diverse education and career backgrounds to better serve the Corporation and periodically evaluates the diversity of the backgrounds of the Corporation’s directors.

Non-Management Directors

The non-management directors have regularly scheduled executive sessions. Any shareholder who wants to communicate directly with the presiding director or the non-management directors as a group can do so by following the procedure below under “Shareholder Communications with Directors”.

Shareholder Communications with Directors

The Board of Directors has established a process to receive communications from shareholders and other interested parties. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or such individual or group or committee and sent to Ampco-Pittsburgh Corporation “c/o Corporate Secretary” at 726 Bell Avenue, Suite 301, P.O. Box 457, Carnegie, PA 15106. Communications sent in this manner will be reviewed by the office of the Corporate Secretary for the purpose of determining whether the contents represent a message to one or more of the Corporation’s directors. Depending on the subject matter, the Corporate Secretary may attempt to handle the inquiry directly, such as when it is a request for information about the Corporation or a stock-related matter. The Corporate Secretary also may not forward the communication if it is primarily commercial in nature or it relates to an improper or irrelevant topic.

Board’s Role in Risk Oversight

The Board of Directors as a whole is responsible for risk management oversight of the Corporation and ensuring that management develops sound business strategies. The involvement of the full Board of Directors in setting the Corporation’s business strategy and objectives is integral to the Board’s assessment of our risk profile and also a determination of what constitutes an appropriate level of risk and how best to manage any such risk. This involves receiving reports and/or presentations from applicable members of management and the committees of the Board. The full Board of Directors continually evaluates risks such as financial risk, legal/compliance risk, operational/strategic risk and fraud risk and addresses individual risk issues with management throughout the year as necessary.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, the Board delegates responsibility for certain aspects of risk management to its standing committees. In particular, the Audit Committee focuses on enterprise risks and related controls and procedures, including financial reporting, fraud and regulatory risks. The Compensation Committee strives to create compensation practices that do not encourage excessive levels of risk taking that would be inconsistent with the Corporation’s strategy and objectives. The Nominating and Corporate Governance Committee is responsible for overseeing the Corporation’s corporate governance and corporate governance principles. The Board’s role in risk oversight has not had any effect on the Board’s leadership structure.

Director Terms

The Board is divided into three classes, and the directors in each class serve for three-year terms unless unable to continue to serve due to death, retirement or disability. The term of one class of directors expires each year at the Corporation’s annual meeting of shareholders. The Board may fill a vacancy by electing a new director to the same class as the director being replaced or by reassigning a director from another class. The Board also may create a new director position in any class and elect a director to hold the newly created position. It is expected that new directors elected to the Board will stand for election by the shareholders at the annual meeting immediately subsequent to such election, regardless of the class into which such new director is elected.

Director Emeritus

The Board of Directors may, from time to time, appoint a former director as Director Emeritus. The designation, number and term of each Director Emeritus shall be within the sole discretion of the Board of Directors, and the Board of Directors may remove, with or without cause, a Director Emeritus at any time. A Director Emeritus, shall provide consulting or advisory services to the Board of Directors as requested from time to time by the Board of Directors and may be invited to attend meetings of the Board of Directors at the request of the Chairman but shall not vote, serve on any committee of the Board of Directors or be counted in determining a quorum. Each Director Emeritus shall be compensated for his services and reimbursed expenses incurred as determined by the Board of Directors by resolution from time to time.

Annual Meeting Attendance

The Corporation encourages its directors to attend the Annual Meeting of the Corporation’s shareholders. All of the directors then in office were in attendance at the 2015 Annual Meeting except Stephen E. Paul.

BOARD COMMITTEES AND RELATED MATTERS

Summary

During 2015, the Board had four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee, and the Nominating and Corporate Governance Committee. The Board makes committee and committee chair assignments annually at its meeting immediately preceding the annual meeting of shareholders, although further changes to committee assignments may be made from time to time as deemed appropriate by the Board. The Nominating and Governance Committee Charter, the Compensation Committee Charter, the Audit Committee Charter and the Corporate Governance Guidelines are available on the Corporation’s website at www.ampcopittsburgh.com.

The current composition of the Board and each committee of the Board is set forth below:

Director	Audit Committee	Compensation Committee	Executive Committee	Nominating and Corporate Governance Committee	Board of Directors
James J. Abel				X	X
Leonard M. Carroll	X		C		X
Michael I. German	X				X
Paul A. Gould	X	X		C	X
William K. Lieberman	X	C	X	X	X
Laurence E. Paul					X
J. Fredrik Strömholm					X
Stephen E. Paul					X
Carl H. Pforzheimer, III	C	X	X	X	X
Ernest G. Siddons			X		X
John S. Stanik			X		X

2015 Meetings	5	4	1	2	8

X—Member

C—Chair

All of the directors attended at least 75% of the applicable Board and committee meetings in 2015, except for Mr. Strömholm who joined the board in March 2016.

The independent, non-management directors meet separately in regularly scheduled executive sessions without members of management present, except to the extent that the non-management directors request the attendance of one or more members of management. The Chairman presides over meetings of the independent directors.

Audit Committee

The Audit Committee held five meetings in 2015 and was comprised of five directors: Carl H. Pforzheimer, III (Chairman), Leonard M. Carroll, Paul A. Gould, William K. Lieberman, and Michael I. German. None of the Audit Committee members is now, or has within the past five years been, an employee of the Corporation. The Board has determined that none of the members of the Audit Committee have any financial or personal ties to the Corporation (other than director compensation and equity ownership as described in this Proxy Statement) and that they meet the NYSE and SEC standards for independence applicable to members of the Audit Committee.

The Audit Committee reviews the Corporation’s accounting and reporting practices, including internal control procedures, and maintains a direct line of communication with the Directors and the independent accountants. The Audit Committee also is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm, including pre-approval of all audit and non-audit services to be performed by our independent registered public accounting firm, as well as evaluating the performance of our internal audit function and our financial reporting processes.

The Board of Directors has determined that Mr. Pforzheimer meets the SEC criteria to be deemed an “audit committee financial expert” and meets the NYSE standard of having accounting or related financial management expertise. Each member of the Audit Committee is financially literate.

Compensation Committee

The Compensation Committee met four times in 2015 and is comprised of three directors: Paul A. Gould, William K. Lieberman (Chairman) and Carl H. Pforzheimer, III. The Compensation Committee is responsible for reviewing and recommending to the Board of Directors compensation programs and policies and reviewing and recommending to the Board of Directors the participation of executives and other key management employees in the various compensation plans of the Corporation.

The Compensation Committee, under the terms of its charter, has the sole authority to retain, approve fees and other terms for, and terminate any compensation consultant used to assist the Compensation Committee in executive compensation matters. The Compensation Committee also may obtain advice and assistance from internal or external legal, accounting or other advisors. In 2015, the Compensation Committee engaged Pay Governance LLC as its independent provider of compensation consulting services for decisions relating to 2015 compensation. The Committee also utilizes external legal advisors and assesses the independence of its advisors.

Certain executive officers of the Corporation attend meetings of the Compensation Committee from time to time and are given the opportunity to express their views on executive compensation matters.

Each member of the Compensation Committee is a “non-employee director” of the Corporation as defined under Rule 16b-3 of the Securities Exchange Act of 1934, and each member is also an “outside director” for the purposes of the corporate compensation provisions contained in Section 162(m) of the Internal Revenue Code.

Executive Committee

The Executive Committee met once in 2015. It was comprised of the following six directors: Robert A. Paul (former Chairman), Leonard M. Carroll (current Chairman), William K. Lieberman, Carl H. Pforzheimer, III, Ernest G. Siddons, and John S. Stanik. This Committee is responsible for providing guidance and counsel to the Corporation’s management team on significant matters affecting the Corporation and taking action on behalf of the Board where required in exigent circumstances, such as where it is impracticable or infeasible to convene, or obtain the unanimous written consent of, the full Board.

Nominating and Corporate Governance Committee

The Nominating and Governance Committee met twice in 2015 and was comprised of four directors: James J. Abel, Paul A. Gould (Chairman), William K. Lieberman and Carl H. Pforzheimer, III. The Nominating and Governance Committee is responsible for identifying individuals qualified to become directors and recommending candidates for membership on the Board of Directors and its committees, developing and recommending to the Board of Directors the Corporation’s corporate governance policies and reviewing the effectiveness of board governance, including overseeing an annual assessment of the performance of the Board of Directors and each of its committees.

Director Compensation

In 2015, each director who was not employed by the Corporation received an annual retainer of $50,000, payable quarterly in cash in equal installments. The Chairman of the Audit Committee received an additional $6,500 annual fee, and the non-employee chairs of other Committees received an additional $2,000 annually. Each non-employee director also received an annual stock award valued at $25,000 and the following meeting fees in cash: $2,500 for each Board meeting attended, whether in person or by telephone; $2,000 for attendance in person at each Audit Committee meeting and $1,000 if participation was by telephone; and $1,500 for attendance in person at all other committee meetings and $500 if participation was by telephone. In 2015, directors did not receive a fee for Board or committee meetings if they did not attend.

The table below summarizes the director compensation earned by non-employee directors of the Corporation in 2015:

Name(1)	Fees Earned or Paid in Cash($)(2)	Stock Awards ($)(3)	Total ($)
James J. Abel	65,000	25,000	90,000
Leonard M. Carroll	75,500	25,000	100,500
Michael I. German	68,000	25,000	93,000
Paul A. Gould	73,500	25,000	98,500
William K. Lieberman	85,499	25,000	110,499
Laurence E. Paul	66,500	25,000	91,500
Stephen E. Paul	64,000	25,000	89,000
Carl H. Pforzheimer, III	83,500	25,000	108,500
Ernest G. Siddons	69,500	25,000	94,500
Robert A. Paul(4)	200,000	0	200,000

(1)	John S. Stanik has served as the Corporation’s Chief Executive Officer and as a director since January 1, 2015. Mr. Stanik did not receive any compensation for his service on the Board of Directors in 2015.

(2)	This column reflects annual cash retainer fees, including committee chair fees, as well as Board and committee meeting fees paid to each listed director.

(3)	This column reflects the aggregate grant date fair value, determined in accordance with FASB ASC Topic 718, of the stock awards granted to directors. The assumptions made in calculating the grant date fair values are set forth in Note 9 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(4)	In connection with his service as the non-executive Chairman of the Board, Mr. Paul received total annual cash compensation in the amount of $200,000 in 2015. This total annual cash compensation was provided in lieu of the compensation arrangements applicable to non-employee directors and took into consideration the additional time and commitment attendant to the duties of the position of Chairman. Mr. Paul retired and resigned from the Board of Directors in March 2016.

Stock Ownership Guidelines

We have a long-standing approach of compensating directors in part with stock awards and encouraging retention of stock acquired through such awards or by market purchases. We believe retention of stock creates a long-term perspective and aligns the interests of our directors with those of our shareholders. In furtherance of this approach, the Board of Directors has established stock ownership guidelines for our CEO requiring the CEO to hold a minimum of 20,000 shares of the Corporation’s common stock, subject to certain exceptions for reasonable estate and tax planning and diversification purposes. In February, 2015, the Board increased the minimum to 30,000 shares and gave Mr. Stanik a five year period to acquire the shares.

The Board of Directors is covered by a director stock ownership policy which provides that all directors must hold at least 1,000 shares of the Corporation’s common stock. All current directors, except for J. Fredrik Strömholm, satisfy this policy as of March 11, 2016. The Board of Directors will review these guidelines at least annually to evaluate whether they remain effective.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, to the extent known by the Corporation, concerning individuals (other than directors or officers of the Corporation) or entities holding more than five percent of the outstanding shares of the Corporation’s Common Stock. The “percent of class” in the table below is calculated based upon 12,216,578 shares outstanding as of March 11, 2016.

Name of beneficial owner	Amount and nature of beneficial ownership		Percent of class
Gabelli Funds, Inc. (and affiliates) Corporate Center Rye, NY 10580	2,431,808	(1)	19.9%
Altor Fund II GP Limited 11-15 Seaton Place St Helier Jersey JE4 OQH Channel Islands	1,776,604	(2)	14.54%
The Louis Berkman Investment Company P. O. Box 576 Steubenville, OH 43952	1,437,241	(3)	11.76%

(1)	Based on an amended Schedule 13D filed with the SEC on June 1, 2015 disclosing that the reporting persons had sole voting and dispositive power and updated for subsequent sales reflected in Forms 4 filed on October 8, 2015, October 26, 2015, February 4, 2016, February 8, 2016 and February 23, 2016.

(2)	Altor Fund II GP Limited has sole voting and dispositive power over the shares. Mr. J. Fredrik Strömholm, a director of the Corporation, may also be deemed to beneficially own these shares by virtue of being a partner of Altor Equity Partners AB (which is the investment advisor to Altor Fund II GP Limited) and being an owner of and indirect investor in Altor Fund II GP Limited.

(3)	Laurence E. Paul and Stephen E. Paul, directors of the Corporation, own 23.33% and 23.94%, respectively, of The Louis Berkman Investment Company’s non-voting stock, held in various trusts.

The following table sets forth as of March 11, 2016 information concerning the beneficial ownership of the Corporation’s Common Stock by the Directors and Named Executive Officers and all Directors and Executive Officers of the Corporation as a group. The “percent of class” in the table below is calculated based upon 12,216,578 shares outstanding as of March 11, 2016.

Name of beneficial owner	Amount and nature of beneficial ownership		Percent of class
Laurence E. Paul	1,444,946	(1)	11.83%
Stephen E. Paul	1,444,946	(2)	11.83%
Terrence W. Kenny	101,741	(3)	*
Robert G. Carothers	100,109	(4)	*
Rose Hoover	97,514	(5)	*
Marliss D. Johnson	76,803	(6)	*
Ernest G. Siddons	42,712	(7)	*
William K. Lieberman	9,705	(8)	*
Carl H. Pforzheimer, III	9,438	(9)	*
Leonard M. Carroll	8,205	(10)	*
Paul A. Gould	7,705	(10)	*
Michael I. German	6,840	(10)	*
James J. Abel	3,840	(10)	*
John S. Stanik	5,649	(10)	*
J. Fredrik Strömholm	1,776,604	(11)	14.54%
Robert A. Paul	1,495,163	(12)	12.24%
Directors and Executive Officers as a group (17 persons)	3,757,438	(13)	30.76%

*	Less than 1%

(1)	Represents 7,705 shares owned directly and 1,437,241 shares owned by The Louis Berkman Investment Company. Mr. Paul is a President of The Louis Berkman Investment Company and is a trustee of various trusts which own 23.33% of its non-voting stock.

(2)	Represents 7,705 shares owned directly and 1,437,241 shares owned by The Louis Berkman Investment Company. Mr. Paul is a President of The Louis Berkman Investment Company and is a trustee of various trusts which own 23.94% of its non-voting stock.

(3)	Represents 2,000 shares owned directly, 98,867 shares that he has the right to acquire within sixty days pursuant to stock options and 874 restricted stock units (“RSUs”) that will vest within sixty days.

(4)	Represents 98,833 shares that he has the right to acquire within sixty days pursuant to stock options and 1,276 RSUs that will vest within sixty days.

(5)	Represents 1,000 shares owned directly, 95,501 shares that she has the right to acquire within sixty days pursuant to stock options and 1,013 RSUs that will vest within sixty days.

(6)	Represents 76,167 shares that she has the right to acquire within sixty days pursuant to stock options and 636 RSUs that will vest within sixty days.

(7)	Includes 1,007 shares held jointly with his wife, 6,705 shares owned directly and 35,000 shares he has the right to acquire within sixty days pursuant to stock options.

(8)	Includes 3,000 shares held jointly with his wife and 6,705 shares owned directly.

(9)	Includes 7,705 shares owned directly, 800 shares held by a trust of which he is a trustee and principal beneficiary, and the following shares in which he disclaims beneficial ownership: 133 shares held by his daughter and 800 shares held by a trust of which he is a trustee.

(10)	Represents 3,900 shares owned directly and 1,749 RSUs that will vest within sixty days.

(11)	Represents 1,776,604 shares owned by Altor Fund II GP Limited. Mr. Strömholm is a partner at Altor Equity Partners AB, which is an investment advisor to Altor Fund II GP Limited. Mr. Strömholm is also an owner of and indirect investor in Altor Fund II GP Limited.

(12)	Includes 42,889 shares owned directly and the following shares in which he disclaims beneficial ownership: 1,437,241 shares owned by The Louis Berkman Investment Company, 13,767 shares owned by his wife and 1,266 shares held by the Louis and Sandra Berman Foundation, of which he is a trustee.

(13)	Excludes double counting of shares deemed to be beneficially owned by more than one director.

Unless otherwise indicated, the individuals named have sole investment and voting power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Corporation’s directors, executive officers and persons who beneficially own more than 10% of the Corporation’s common stock, to file reports of holdings and transactions in the Corporation’s common stock with the SEC and to furnish the Corporation with copies of all Section 16(a) reports that they file. Based on those records and other information furnished, during 2015, executive officers, directors and persons who beneficially own more than 10% of the Corporation’s common stock complied with all filing requirements.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal 2)

The Say-on-Pay vote is advisory and therefore not binding on the Corporation or the Board. However, the Board of Directors and the Compensation Committee will carefully review the opinions that our shareholders express and will take the outcome of the vote into account when making decisions regarding executive compensation. Our Board of Directors adopted a policy to hold this advisory vote on executive compensation annually.

We believe that the Say-on-Pay vote represents an additional means by which we may obtain important feedback from our shareholders about executive compensation. As set forth in the Compensation Discussion and Analysis (the “CD&A”), the overall objectives of our executive compensation program are to provide compensation that is competitive, create a structure that is based on achievement of performance goals and provide incentive for long-term continued employment.

In accordance with the voting results for the proposal considered at the Corporation’s 2011 Annual Meeting of Shareholders regarding the frequency of advisory Say-on-Pay votes, the Corporation determined to hold an advisory Say-on-Pay vote annually until the next shareholder vote on the frequency of such advisory Say-on-Pay votes. A shareholder vote on the frequency of such advisory Say-on-Pay votes is required to be held at least once every six years. Accordingly, the Corporation expects that the next such frequency vote will be in 2017.

Shareholders are encouraged to read the CD&A, starting on page 20, which discusses how the elements of the compensation packages for the named executive officers are determined, and review the Summary Compensation Table and the other related tables and narrative disclosures following the CD&A. After a shareholder outreach effort during 2014, we made significant changes to our executive compensation program during 2015 intended to further align our executive compensation payouts to our business performance, as explained in the CD&A. The Board and the Compensation Committee believe that these policies and procedures are strongly aligned with the long-term interests of our shareholders and are effective in achieving the strategic goals of the Corporation. The Say-on-Pay vote gives you, as a shareholder, the opportunity to endorse or not endorse our executive compensation program by voting for or against the following resolution:

“RESOLVED, that the shareholders of Ampco-Pittsburgh Corporation (the “Corporation”) approve, on an advisory basis, the compensation of the Corporation’s named executive officers, as disclosed in the Corporation’s proxy statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS RESOLUTION AND THEREBY ENDORSE THE CORPORATION’S EXECUTIVE COMPENSATION PROGRAM.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis describes the key features of our executive compensation program for 2015 for our “named executive officers”:

2015 Named Executive Officers

Name	Title (as of last day of 2015)
John S. Stanik	Chief Executive Officer
Marliss D. Johnson	Chief Financial Officer and Treasurer
Rose Hoover	President and Chief Administrative Officer
Robert G. Carothers	Chairman and Chief Executive Officer of Union Electric Steel Corporation
Terrence W. Kenny	President of Air & Liquid Systems Corporation

We have divided this discussion into five parts:

1.	2015 Highlights

2.	Key Features of Our Executive Compensation Program

3.	2015 Compensation Objectives and Governance

4.	2015 Compensation Decisions

5.	Other Compensation Practices and Policies

2015 Highlights

Following our 2014 annual meeting, we engaged with certain of our institutional investors and evaluated feedback from leading proxy advisory services regarding our executive compensation program. After considering that feedback, we implemented several significant changes to our executive compensation program in 2015, all in an effort to better align executive pay with our business performance:

Feature	2014 Design	2015 Design
Annual incentives	•For CEO and certain operational executives, based on a combination of business and personal performance •For other executives, discretionary bonus awards

•For all named executive officers, 70% based on company and/or business unit operating income goals and 30% on individual performance goals

•Payouts range from 0% to 200% of target award, depending on performance

Long-term incentives	•100% awarded as stock options

•70% awarded as performance stock units (PSUs) vesting over three years (2015-2017) based on a combination of annual EPS goals and 3-year cumulative TSR goals relative to peers

•Payouts range from 0% to 150% of target award, depending on performance

•30% awarded as time-vesting restricted stock units (RSUs), to balance performance with retention objectives

We described these changes in last year’s proxy statement. At the Corporation’s 2015 annual meeting of shareholders, we held an annual non-binding, advisory vote to approve our executive compensation. Approximately 96% of the votes cast were voted in favor of our executive compensation. The Compensation Committee of our Board of Directors (the “Committee”) considered this vote as a favorable review of the changes made and has not made additional changes to the program for 2016.

As a result of these changes, the 2015 executive compensation program features a balanced mix of salary and performance-driven annual and long-term incentive award opportunities. The following chart illustrates the target compensation opportunities in 2015 for Mr. Stanik, our Chief Executive Officer (“CEO,” and also referred to as our Principal Executive Officer or “PEO”):

Throughout 2015, the Corporation faced deteriorating end-market conditions in most of the industries it serves. Excess steel capacity, weakened demand for rolls, as well as declining prices for oil and gas, contributed to the challenging market conditions. Intense international competition, coupled with a strong U.S. Dollar and a weak Euro, further added to the significant headwinds. Faced with these difficult global economic conditions, the Corporation failed to achieve company-wide business goals related to income from operations and earnings per share, key metrics in our compensation programs as discussed in more detail below. Our Air and Liquid Processing segment, however, performed well and exceeded its target operating income goals.

Based on these business performance results, the named executive officers did not receive any annual incentive award related to the company-wide goals based on income from operations. As discussed further below, each of the named executive officers received limited annual incentive awards based on personal performance, and Mr. Kenney also received an award based on the Air and Liquid Processing segment operating income goals that were achieved. The 2015 EPS threshold goal for the 2015-2017 PSU awards was not achieved, and as a result that portion of the PSU awards was forfeited. Together, these incentive compensation outcomes demonstrate the close linkage of our named executive officer compensation and business performance.

Key Features of our Executive Compensation Program

The Committee believes that our executive compensation program, including the 2015 design changes, includes key features that align the interests of our named executive officers and the Corporation’s long-term strategic direction with the interests of our shareholders and does not include features that could misalign their interests.

KEY FEATURES

•    Align CEO Pay with Company Performance:

A significant portion of our CEO’s actual pay is tied to annual performance goals and long-term shareholder returns. Beginning in 2015, a majority of long-term incentive awards were provided as performance-based PSUs.

•    Use Long-Term Incentives to Link a Significant Portion of Named Executive Officer Pay to Company Performance:

A significant portion of pay for our named executive officers is long-term incentives linked to growing earnings per share, total shareholder return and our stock price.

• Balance Short-Term and Long-Term Incentives: Our incentive programs provide an appropriate balance of annual and long-term incentives and include multiple measures of performance.
• Cap Incentive Awards: Annual incentive awards and PSUs include capped payouts (200% for annual incentives and 150% for PSUs).

•    Mitigate Excessive Risk-taking Behaviors by Named Executive Officers:

Our executive compensation program includes features that reduce the possibility of our named executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value.

•    Authorize the Board to Claw Back Executive Compensation:

We have implemented a clawback policy applicable to executive officers pursuant to which, if the Corporation is required, because of fraud or negligence, to restate financial results for any Restatement Period in a manner that would have adversely affected the amount of the payout of any incentive compensation awards, the Committee has the right during the three-year period following the Restatement Period to review the matter and determine what, if any, repayment executives will be required to make.

•    Use of Independent Compensation Consultant:

In 2015, the Committee engaged Pay Governance LLC, a compensation consulting firm, to assist it in fulfilling its responsibilities and duties. Pay Governance LLC does not provide any other services to the Corporation.

•    Use of Peer Group:

The Compensation Committee periodically checks its compensation decisions against executive compensation at a peer group of comparably-sized manufacturing companies to ensure that our executive compensation program provides competitive compensation opportunities. The same peer group is used to determine our relative performance for vesting of a portion of performance share unit awards.

• Multi-Year Vesting Periods: The equity awards granted to our executive officers are earned over multi-year periods, consistent with current practice and our retention objectives.

•    Use of Performance Metrics:

A significant portion of each executive’s annual pay is based on objective performance metrics. Our executive compensation program is designed so that a significant portion of compensation is “at-risk” based on corporate performance, as well as equity-based to align the interests of our executive officers and shareholders.

• No Section 280G Tax Gross-Up Rights: We do not provide any Code Section 280G excise tax gross-up rights or any other significant tax gross-up rights to our executive officers.

•    No Option Repricing or Replacement without Shareholder Approval:

The Corporation’s 2011 Omnibus Incentive Plan (and the proposed new 2016 Omnibus Incentive Plan) prohibits “underwater” options from being repriced or replaced (either with new options or other equity awards), unless approved by our shareholders.

2015 Compensation Objectives and Governance

The compensation paid or awarded to our named executive officers for 2015 was designed to meet the following objectives:

•

Provide compensation that is competitive with compensation for executive officers providing comparable services, taking into account the size of the Corporation, the nature of its business, and the location of its headquarters. We refer to this objective as “competitive compensation.”

•

Create a compensation structure under which a meaningful portion of total compensation is based on achievement of performance goals relating to the Corporation’s and the individuals’ performance and to enhancement of shareholder value. We refer to this objective as “performance incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

We considered various components of our 2015 compensation payments and awards (added to payments and awards granted in prior years) to meet these objectives as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation Performance Incentives

Incentive Bonus Plan Awards	Competitive Compensation Performance Incentives

Restricted Stock Units	Competitive Compensation Retention Incentives

Performance Stock Units	Competitive Compensation Performance Incentives

Change in Control Severance Protection	Competitive Compensation Retention Incentives

SERP Benefits	Competitive Compensation Retention Incentives

In 2015, compensation decisions for our CEO were made by the recommendation of the Committee and approved by the independent directors on the Board of Directors. The Committee, in consultation with the CEO, makes recommendations to our Board of Directors with regard to director compensation and compensation of executive officers who report directly to the CEO, including each of the other named executive officers. In assessing competitive compensation, the Committee relied primarily on recommendations provided by Pay Governance LLC as the Committee’s outside compensation consultants.

2015 Compensation Decisions

Salaries

New salary levels for our named executive officers historically have been established on an annual basis in May of each year. Determinations regarding salary adjustments are made based on a number of objective and subjective factors, including cost of living increases, the Corporation’s financial performance, and a qualitative analysis of each individual officer’s performance during the preceding year, taking into account such factors as leadership, commitment and execution of corporate initiatives and special projects assigned by the Board, the Chairman or the CEO. We also consider whether there has been any material change in the officer’s title, duties and responsibilities in the preceding year. Where an officer has assumed material additional duties, or has been promoted, an above-normal salary adjustment would typically be justified. Finally, in rare circumstances, we may decide to make a market adjustment in salaries if we determine that salary levels for one or more of our named executive officers have fallen materially below levels that we consider appropriate in order to maintain a competitive compensation package and to discourage valued executives from leaving to pursue other opportunities. Salary adjustments for our CEO and other named executive officers are reviewed and must be approved by the independent members of the Board of Directors, after a recommendation by the Committee.

Generally, the differences in the level of pay between the named executive officers is the result of the determination by the Committee or by the CEO over time of the level of responsibility, function, experience, and length of service that each of the officers possess.

The base salary determinations for each named executive officer in 2015 were as follows:

Name	2015 Base Pre-Adjustment Salary	2015 Base Adjusted Salary		Percentage Increase
John S. Stanik	$550,000	$600,000	(1)	9.09%
Robert G. Carothers	$401,315	$408,815		1.87%
Rose Hoover	$318,576	$350,000	(2)	9.86%
Terrence W. Kenny	$305,472	$312,972		2.46%
Marliss D. Johnson	$249,780	$259,780		4.00%

(1)	At Mr. Stanik’s request, his base salary increase was delayed until 1/1/2016.

(2)	Ms. Hoover’s salary was increased to $350,000 effective as of August 1, 2015, in connection with her promotion to President of the Corporation.

Incentive Bonus Plan Awards

The incentive bonus plan award for 2015 for each named executive offices followed the following formula:

Target Annual Incentive	X	70% Weighting	X	Business Performance Achievement	=	Business Performance Portion of Annual Incentive
+
Target Annual Incentive	X	30% Weighting	X	Personal Goal Achievement to Improve Their Area of Responsibility	=	Personal Performance Portion of Annual Incentive
Annual Incentive Award

Threshold, target and maximum goals were set for the performance goals, such that no amount would be paid for performance below threshold, 50% of target would be paid for performance at threshold, and no more than 200% of target would be paid for performance at or above maximum.

Target Annual Incentive Awards. Target annual incentive awards were established by the Committee as a percentage of base salary for each named executive officer, intending to provide a competitive bonus opportunity aligned to the named executive officer’s role, responsibilities and historic pay, as follows:

Name	Target As % of Base Salary	Target Amount
John S. Stanik	43.33%	$238,315
Marliss D. Johnson	30.00%	$74,934
Rose Hoover	45.00%	$143,359
Robert G. Carothers	46.00%	$184,603
Terrence W. Kenny	35.00%	$106,915

Business Performance Goals (Weighted 70%). For Mr. Stanik, Ms. Johnson and Ms. Hoover, business performance was based on goals related to the Corporation’s 2015 income from operations as compared to the Corporation’s business plan for 2015. Income from operations was chosen by the Committee in the belief that it is the most accurate objective measure of business performance. The Committee eliminates most charges or windfalls which are generally beyond the control of the executives and adjusts actual and planned income to allow for the exclusion of costs primarily related to asbestos litigation and acquisition revenue and expense.

For Mr. Carothers and Mr. Kenny, as the leaders of our two key business segments, business performance was based 2/7ths (i.e., 20% of the total annual incentive award opportunity) on the Corporation’s 2015 income from operations and 5/7ths (i.e., 50% of the total annual incentive award opportunity) on business segment operating income goals. The Committee believed that this weighting would provide greater focus for these named executive officers on business segment performance over which the named executive officer has primary responsibility, balanced by an interest in overall corporate results.

The following table shows the relevant goals and payout percentages for 2015. The overall corporate-level goals are lower than the sum of the business segment goals because corporate-level operating income is reduced by certain expenses not included in determining business segment operating income.

Corporate and Business Segment Operating Income Goals for 2015 (in $000’s)			Percentage of Business Plan	Performance Achievement Level	Payout Percentage (of Target Award)
Corporate-Level (all NEOs)	Forged and Cast Engineered Products Segment (Mr. Carothers)	Air and Liquid Processing Segment (Mr. Kenny)
Less than 7,358	Less than 8,013	Less than 5,822	Less than 75%	Below Threshold	0%
7,358	8,013	5,822	75%	Threshold	50%
9,811	10,684	7,763	100%	Target	100%
13,735 and above	14,958	10,868	140%	Maximum	200%

Personal Performance Goals (Weighted 30%). The Committee recommended, and the Board approved, personal performance goals for each of the named executive officers. The Committee ultimately exercises informed judgment, without a specific formula, in determining the degree to which individual performance goals are achieved. The following table summarizes the areas of personal performance considered material to the 2015 annual incentive awards:

Name	Key Personal Performance Goals
John S. Stanik	Development of strategic plan; product profitability analysis; expense review; employee productivity; business development program; talent development
Marliss D. Johnson	Improvements to accounting/finance department; product profitability analysis; development of strategic plan; investment alternative and tax planning strategies
Rose Hoover	Enterprise risk management projects; talent development and succession planning; other strategic projects
Robert G. Carothers	Market evaluations for development of strategic plan; business segment growth and strategic goals
Terrence W. Kenny	Market evaluations for development of strategic plan; product profitability analysis; business segment strategic goals; talent development and succession planning

2015 Annual Incentive Award Decisions Based on Performance. The Corporation had a loss from operations for 2015 of $9,300,000 (excluding asbestos-related proceeds of $14,333,000 received from two insurance carriers), which was below the threshold level of performance for the year, resulting in no payout for that portion of the 2015 annual incentive awards. The Forged and Cast Engineered Products segment had an operating loss for 2015 of $3,444,000 which was below the threshold level of performance for that business segment, resulting in no payout for that portion of the 2015 annual incentive award for Mr. Carothers. Air and Liquid Processing segment had an operating income of $8,833,000, which exceeded the target level of performance, resulting in a payment above target but below maximum for that portion of the 2015 annual incentive award for Mr. Kenny. After a review of individual performance for the year against the goals noted above, the Committee recommended and the Board approved the following annual incentive awards for the named executive officers for 2015, which are included in the Summary Compensation Table for 2015 under “Non-Equity Incentive Plan Compensation”:

Name	Target Annual Incentive Award	Business Performance Portion (70% weighting)	+	Personal Performance Portion (30% weighting)	=	Actual Annual Incentive Award
John S. Stanik	$238,315	$0	+	$103,600		$103,600
Marliss D. Johnson	$74,934	$0	+	$20,000		$20,000
Rose Hoover	$143,359	$0	+	$66,000		$66,000
Robert G. Carothers	$184,603	$0	+	$79,000		$79,000
Terrence W. Kenny	$106,915	$78,000	+	$50,000		$128,000

Discretionary Bonuses. The Committee made additional discretionary bonus awards for 2015 to Mr. Stanik, in the amount of $25,000, and to Ms. Hoover, in the amount of $15,000. The Committee made the bonus award to Mr. Stanik based on its review of his leadership in a number of important positive changes to the Corporation during 2015, including his efforts in the acquisitions of the Åkers Group and Alloys Unlimited and Processing, Inc. and the centralization of the Corporation’s back office. The Committee made the bonus award to Ms. Hoover primarily based on her efforts related to certain insurance matters and in managing the acquisition of the Åkers Group.

Long-Term Incentive Awards

The Corporation sponsors the 2011 Omnibus Incentive Plan under which the Committee may grant the named executive officers and other key employees a variety of types of equity-based awards. See Proposal 3 for a proposal to approve the Corporation’s 2016 Omnibus Incentive Plan to replace the 2011 Omnibus Incentive Plan. The Committee believes that annual grants of equity-based awards serve the purpose of aligning the interests of our named executive officers with the interests of our long-term shareholders. Vesting conditions for equity-based awards also encourage executive retention. Before 2015, the Corporation had the practice of making annual grants of stock options. As discussed below, beginning in 2015, the Committee has not granted stock options and instead has begun a practice of granting long-term incentives awards in the form of annual grants of PSUs and time-vesting RSUs. The Committee believes this new mix of equity incentive awards further ties pay to our Corporation’s performance while also aligning interests with our long-term shareholders and encouraging retention.

Target Award Amounts. The Committee sets a target dollar amount for the value of long-term incentive awards granted each year. These target amounts are set as a percentage of base salary for each named executive officer, intending to provide a competitive long-term incentive award opportunity aligned to the named executive officer’s role, responsibilities and historic pay, as follows:

Name	Target As % of Base Salary	Target Amount
John S. Stanik	50.00%	$275,000
Marliss D. Johnson	40.00%	$99,912
Rose Hoover	50.00%	$159,288
Robert G. Carothers	50.00%	$200,655
Terrence W. Kenny	45.00%	$137,462

Whether the named executive officers realize these target amounts depends on our Corporation’s business and stock price performance and the executive’s continued employment with us.

Mix of Awards: PSUs and RSUs. Beginning in 2015, the Committee determined that the long-term incentive awards for the named executive officers should be provided in balanced mix of time-vesting RSUs, weighted 30%, and performance-vesting PSUs, weighted 70%. This weighting, and the performance requirements for PSUs discussed below, is intended to further align the compensation realized by our named executive officers over time with our Corporation’s performance. The PSUs, to the extent earned based on performance, do not vest until the end of the performance period, and the RSUs vest in three equal annual installments starting on the first anniversary of the grant date, to further encourage executive retention. Consistent with past practice, the grants are effective at our annual meeting of shareholders for the year.

Performance Design for PSUs. PSUs become earned based on the Corporation’s performance over a three-year performance period, 2015-2017. The Committee determined that the performance vesting conditions should be based on a mix of our performance against annually determined goals regarding earnings per share (EPS), weighted 4/7ths (or 40% of the total long-term incentive award opportunity including the RSUs), and our total stockholder return (TSR) as compared against a peer group over the performance period, weighted 3/7ths (or 30% of the total long-term incentive award opportunity including the RSUs). The Committee believes that EPS performance reflects efficient earnings performance against our equity base, and that TSR performance ensures that compensation results are tied to our relative performance against our peers. Because of the inherent challenge in setting EPS goals over a three-year period and to better ensure appropriately challenging goals, the Committee determined that the EPS portion of the award should be set at the beginning of each performance year during the three-year period.

The following table shows the EPS portion of the design.

EPS Performance Goals1

(40% of Total Long-Term Incentive Award Opportunity)

Achievement	% of EPS Portion Target Earned	2015 EPS Goals	2016 EPS Goals	2017 EPS Goals
Below Threshold	0%	Less than $0.37
Threshold	75%	$0.37	TBD	TBD
Target	100%	$0.49	TBD	TBD
Maximum	150%	$0.74 or more	TBD	TBD

[1]	For this purpose, EPS means the Corporation’s net income per common share (basic) for each year during the performance period, adjusted as determined by the Committee to exclude the effect of certain items such as asset write-downs or impairment charges, litigation or claim costs, judgments or settlements, including asbestos claims and defense costs; and the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results.

The following table shows the relative TSR design. TSR includes cumulative cash dividends (without interest) declared during the performance period. To guard against stock price volatility, the beginning and ending stock prices for determining relative TSR are based on an 11-day average using the closing price on the applicable date +/-5 trading days.

Relative TSR Performance Goals

(30% of Total Long-Term Incentive Award Opportunity)

Achievement	TSR Percentile Rank	% of TSR Portion Target Earned
Below Threshold	Below 25th percentile	0%
Threshold	25th percentile	75%
Target	50th percentile	100%
Maximum	75th percentile and above	150%

The peer companies for this purpose selected by the Committee are the same as used by the Committee to view the competitiveness of our executive compensation program, as discussed further below.

For each of the EPS and relative TSR performance goals, results between threshold and target or between target and maximum are interpolated on a straight-line basis.

2015 EPS Results for PSUs. For 2015, our EPS for purposes of the 2015-2017 PSU awards was $(0.36) per share. Because this result was below the threshold goal, the portion of the PSUs related to 2015 EPS was forfeited.

Other Compensation Practices and Policies

See “Key Features of Our Executive Compensation Program” above for a summary of a number of key policies and practices designed to result in a balanced executive compensation program that encourages appropriate, and not excessive, levels of risk taking by our named executive officers. Below are certain additional policies and practices regarding our program:

Use of Peer Companies

The Committee periodically checks its compensation decisions against executive compensation at a peer group of comparably-sized manufacturing companies to ensure that our executive compensation program provides competitive compensation opportunities for our named executive officers. The Committee uses this information for general context on executive compensation practices and levels in the market, and does not have a policy to formally benchmark compensation mix or levels for the named executive officers to a specified competitive level against these peers.

The Committee most recently considered the appropriate peer companies in 2014. At that time, the Committee approved a list of 17 peer manufacturing companies, taking into account size and complexity of the business based on revenue, total assets and enterprise value. At the time established, the Corporation approximated the median size of the peer companies in revenues, was above-median in assets and below 25th percentile in enterprise value. The peer company approved in 2014 is as follows:

Badger Meter Inc. Calgon Carbon Corporation Chase Corporation Douglas Dynamics, Inc. Dynamic Materials Corp. FreightCar America Inc.	Gorman-Rupp Co. Hardinge Inc. Horsehead Holding Corp. Hurco Companies Inc. Kadant Inc. LB Foster Co.	Lydall Inc. Manitex International, Inc. NN Inc. Twin Disc, Incorporated Universal Stainless & Alloy Products Inc.

Ongoing and Post-Employment Agreements

We have several plans and agreements that enable our named executive officers to accrue retirement benefits as the executives continue to work for us and one that could provide severance benefits upon a change in control. These plans and agreements have been adopted and/or amended at various times over many years, and they are designed to be a part of a competitive compensation package. The plans and agreements described below do not include plans that are generally available to all of our salaried employees:

•

Supplemental Executive Retirement Plan (“SERP”)—We maintain a supplemental executive retirement plan, which is a nonqualified deferred compensation plan that provides benefits for executives in excess of the benefits that may be provided under our tax qualified defined benefit retirement plan (“Plan”) as a result of limits imposed by the Internal Revenue Code. The SERP also provides additional payment rights and benefits in the event of a change in control. All of our named executive officers, except Mr. Carothers and Mr. Stanik, participate in a SERP. See the “Retirement Benefits” table and accompanying narrative for a description of the SERP.

•

Union Electric Steel Retirement Restoration Plan (“RR Plan”)—Union Electric Steel Corporation maintains a Retirement Restoration Plan for Mr. Carothers which is an unfunded nonqualified deferred compensation plan that provides benefits for Mr. Carothers that would otherwise be payable to him by the Plan but for limitations on the amount of his earnings imposed by the Internal Revenue Code. See the Retirement Benefits table and accompanying narrative for a description of the RR Plan.

•

Change in Control Agreements—We have change in control agreements with respect to each of our named executive officers so that our officers remain focused on the interests of the Corporation and the shareholders in the context of a potential change in control rather than their personal circumstances. Our agreements with executives provide for payments and other benefits if we terminate an executive’s employment without cause or if the executive terminates employment for “good reason” within 24 months following a change in control. The change in control agreements are described under “Potential Payments Upon Termination or Change in Control” below.

Tax Considerations

Under Section 162(m) of the Internal Revenue Code, a publicly held corporation may not deduct more than $1 million in a taxable year for certain forms of compensation paid to the chief executive officer and certain other named executive officers listed in the Summary Compensation Table (other than the chief financial officer). Our policy is generally to preserve the federal income tax deductibility of compensation paid to our executives. Nevertheless, we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our Corporation. While we believe that all compensation paid to our executives in 2015 was deductible, a portion of compensation paid in future years may not be deductible as a result of Section 162(m).

SUMMARY COMPENSATION TABLE

Summary compensation information for our named executive officers for 2015 is set forth in the following table:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year ($)	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
PEO—John S. Stanik,	2015	550,000	25,000	201,659	0	103,600	17,612	32,274	962,419
Chief Executive Officer
PFO—Marliss D. Johnson,	2015	256,446	0	73,261	0	20,000	41,640	10,763	402,110
Chief Financial Officer and Treasurer	2014	231,053	60,000	—	62,900	—	390,502	27,318	771,773
	2013	220,733	50,000	—	49,470	—	—	24,165	344,369
Rose Hoover,	2015	333,576	15,000	116,808	0	66,000	259,422	10,427	801,233
President and Chief Administrative Officer	2014	298,757	125,000	—	85,100	—	745,597	30,274	1,284,728
	2013	285,413	116,000	—	66,930	—	51,033	31,255	550,631
Robert G. Carothers,	2015	402,556	0	147,123	0	79,000	155,851	18,211	802,741
Chairman and Chief Executive Officer of Union Electric Steel Corporation	2014	394,944	0	—	92,500	80,262	541,116	20,272	1,129,094
	2013	377,300	0	—	72,750	133,770	35,029	16,927	635,776

Terrence W. Kenny,	2015	310,160	0	100,779	0	128,000	185,520	12,834	737,293
President of Air & Liquid Systems Corporation	2014	285,861	0	—	85,100	111,832	625,197	30,648	1,026,806
	2013	273,093	0	—	66,930	110,654	—	21,317	471,994

(1)	The values set forth in this column represent the aggregate grant date fair value of awards of time-vesting restricted stock units (“RSUs”) and performance stock units (“PSUs”) pursuant to our 2011 Omnibus Incentive Plan consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB Accounting Standards Codification (“ASC”) Topic 718, excluding the effect of estimated forfeitures. A portion of the PSUs (40% of the total target long-term incentive awards) becomes earned based on annually set EPS goals for each of 2015, 2016 and 2017, and the remaining portion (30% of the total target long-term incentive awards) becomes earned based on our relative TSR over the three-year performance period. Because EPS goals are separately set each year, the amount in the table above based on EPS performance reflects only the 2015 portion of the award. The portion related to 2016 and 2017 EPS goals will be treated as separate grants in those years. For the portion of the PSUs earned based on 2015 EPS performance, the grant date fair value was based on an assumed probable outcome of target performance. Had the grant date fair value for this portion of the PSUs been based on assumed maximum level of performance (i.e., at 150% of target), the grant date fair values fort that portion of the PSUs in the table would have been as follows: $54,989 for Mr. Stanik; $19,971 for Ms. Johnson; $31,857 for Ms. Hoover, $40,110 for Mr. Carothers; and $27,495 for Mr. Kenny. For the relative TSR portion of the PSUs, the grant date fair value was calculated using the Monte Carlo methodology. The assumptions made in calculating the grant date fair values are set forth in Note 9 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. For additional information on the PSUs, see “Long-Term Incentive Awards” discussion under the CD&A.

(2)	The values set forth in this column are based on the aggregate grant date fair value of stock option awards granted to the individual during the applicable fiscal year computed in accordance with FASB ASC Topic 718. The assumptions made in calculating the grant date fair values are set forth in Note 9 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(3)	The change in value for 2015 is primarily attributable to an increase in the discount rate from 4.10% to 4.4%. Changes in value for all three years are also influenced by annual changes in executive compensation and adjustments to mortality tables.

(4)	Represents company contributions to the 401(k) Plan, personal use of a company provided vehicle and club memberships. None of the individual perquisite values exceeded the threshold of the greater of $25,000 or 10% of the total perquisites.

GRANTS OF PLAN-BASED AWARDS TABLE

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	Grant Date Fair Value of Stock Awards ($)(6)
	Award	Grant Date	Threshold(2) ($)	Target(3) ($)	Maximum(4) ($)	Threshold(2) (#)	Target(3) (#)	Maximum(4) (#)
	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
John S. Stanik	Annual Incentive	5/5/15	119,158	238,315	476,630
	PSUs	5/5/15				5,643	7,524	11,286		119,160
	RSUs	5/5/15							5,248	82,499
Marliss D. Johnson	Annual Incentive	5/5/15	37,467	74,934	149,868
	PSUs	5/5/15				2,050	2,733	4,100		43,283
	RSUs	5/5/15							1,907	29,978
Rose Hoover	Annual Incentive	5/5/15	71,680	143,359	286,718
	PSUs	5/5/15				3,269	4,358	6,537		69,019
	RSUs	5/5/15							3,040	47,789
Robert G. Carothers	Annual Incentive	5/5/15	92,301	184,603	369,205
	PSUs	5/5/15				4,117	5,489	8,234		86,931
	RSUs	5/5/15							3,829	60,192
Terrence W. Kenny	Annual Incentive	5/5/15	53,458	106,915	213,830
	PSUs	5/5/15				2,821	3,761	5,642		59,565
	RSUs	5/5/15							2,623	41,234

(1)	The amounts shown in this column reflect the number of performance units that would be earned (subject to vesting) if the Corporation had met the threshold, target and maximum levels of both 2015 earnings per share (“EPS”) and relative TSR performance criteria. Because goals were not set in 2015 for the 2016 and 2017 EPS portion if the PSU awards, those portions were not considered granted in 2015. For 2015, the Corporation did not achieve the threshold level of its EPS goal for year one. See “Long-Term Incentive Award” discussion under the CD&A for additional details.

(2)	The “Threshold” amount in the above table represents the amount which could be earned under the 2015 incentive plan, assuming achievement of the minimum level of performance.

(3)	The “Target” is the amount payable if income from operations for the Corporation’s segments in their 2015 business plan were attained.

(4)	The “Maximum” amount in the above table represents the maximum capped amount which could be earned under the 2015 incentive plans, assuming achievement of the maximum level of performance.

(5)	Amounts in this column reflect time-vesting RSUs which vest in three equal annual installments beginning on the first anniversary of the May 5, 2015 grant date.

(6)

Amounts in this column reflect the dollar amount of the aggregate grant date fair value of the PSUs and time-vesting RSUs granted during 2015, computed in accordance with Financial Accounting Standards Board ASC

Topic 718. The assumptions made in calculating the grant date fair values are set forth in Note 9 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. See footnote (1) to the Summary Compensation Table for additional details.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes certain information regarding outstanding equity awards at fiscal year-end:

	Option Awards				Stock Awards
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price($)	Option Expiration Date	Number of shares or units of stock that have not vested(#)(2)	Market value of shares or units of stock that have not vested(#)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(#)(3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested($)(3)
John S. Stanik					5,248	53,845	3,894	39,952
Marliss D. Johnson	15,000.00	0	37.89/share	9/4/2018	1,907	19,566	1,415	14,518
	15,000.00	0	13.37/share	2/19/2019
	15,000.00	0	25.77/share	2/18/2020
	8,500	0	25.18/share	5/6/2021
	8,500	0	17.67/share	5/3/2022
	5,666.67	2,833.33	17.16/share	5/2/2023
	2,833.33	5,666.67	20.00/share	4/29/2024
Rose Hoover	20,000.00	0	37.89/share	9/4/2018	3,040	31,191	2,255	23,136
	13,334.00	0	13.37/share	2/19/2019
	20,000.00	0	25.77/share	2/18/2020
	11,500.00	0	25.18/share	5/6/2021
	11,500.00	0	17.67/share	5/3/2022
	7,666.67	3,833.33	17.16/share	5/2/2023
	3,833.33	7,666.67	20.00/share	4/29/2024
Robert G. Carothers	25,000.00	0	37.89/share	9/4/2018	3,829	39,286	2,841	29,149
	25,000.00	0	25.77/share	2/18/2020
	13,500.00	0	25.18/share	5/6/2021
	13,500.00	0	17.67/share	5/3/2022
	9,000.00	4,500.00	17.16/share	5/2/2023
	4,166.67	8,333.33	20.00/share	4/29/2024
Terrence W. Kenny	20,000.00	0	37.89/share	9/4/2018	2,623	26,912	1,946	19,966
	16,500	0	13.37/share	2/19/2019
	20,000.00	0	25.77/share	2/18/2020
	11,500.00	0	25.18/share	5/6/2021
	11,500.00	0	17.67/share	5/3/2022
	7,666.67	3,833.33	17.16/share	5/2/2023
	3,833.33	7,666.67	20.00/share	4/29/2024

(1)	Unexercisable options vest one-third on each of the first, second and third anniversaries of the option grants for options expiring on 5/6/2021, 5/3/2022, 5/2/2023 and 4/29/2024.

(2)	Includes unvested RSUs granted in 2015. These unvested RSUs vest in three equal annual installments beginning May 5, 2016. Value is calculated by multiplying the number of unvested units by the closing market price of our common stock ($10.26) as of the close of trading on December 31, 2015 (the last trading day of our fiscal year).

(3)	Includes the relative TSR portion of the 2015-2017 PSUs that remain subject to future performance. The number of units is based on assumed performance at threshold. Value is calculated by multiplying the number of PSUs shown by the closing market price of our common stock ($10.26) as of the close of trading on December 31, 2015; actual number of PSUs earned will be based upon performance against applicable adjusted EPS and relative TSR goals.

RETIREMENT BENEFITS

As discussed above, the Corporation maintains a SERP for certain officers and key employees; that plan provides retirement benefits after completion of ten years of service and attainment of age 55. All named executive officers are participants in the SERP except Mr. Carothers and Mr. Stanik. The Corporation also maintains a tax-qualified defined benefit pension plan (the “Plan”) that covers substantially all regular employees, including each of the named executive officers. Benefit accruals under the Plan were frozen effective June 30, 2015, but the SERP was not frozen for the participating named executive officers. The combined retirement benefit at age 65 or older provided by the Plan and the SERP is 50% of the highest consecutive five-year average earnings in the final ten years of service. Earnings for this purpose generally include all cash compensation, including base salary and annual incentive awards, but excludes certain extra compensation such as compensation from the exercise of stock options. Participants are eligible for reduced benefits for early retirement at age 55. A benefit equal to 50% of the benefit otherwise payable at age 65 is paid to the surviving spouse of any participant who has had at least five years of service, commencing on the later of the month following the participant’s death or the month the participant would have reached age 55. In addition, there is an offset for pensions from other companies. Certain provisions, applicable if there is a change of control, are discussed below in the “Potential Payments Upon Change in Control” section.

Mr. Carothers is a Participant in the Union Electric Steel Corporation Retirement Restoration Plan (the “RR Plan”) as discussed above and is also covered by the tax qualified defined benefit Plan that covers the other named executive officers. As noted above, benefit accruals under the Plan were frozen effective June 30, 2015, but the RR Plan was not frozen for Mr. Carothers. The combined retirement benefit at age 65 or older provided by the RR Plan and the qualified plan is primarily 1.5% of final average earnings, as defined in the qualified plan, multiplied by total years and months of credited service. Final average earnings means the monthly average of base earnings in the highest 60 consecutive months out of the last 120 consecutive months of service. Earnings for this purpose are the same as described above. Based on his years of credited service, Mr. Carothers is eligible for an unreduced benefit at early retirement. A benefit equal to 50% of the benefit otherwise payable at age 65 is paid to the surviving spouse of a participant who has had at least five years of service, commencing on the later of the month following the participant’s death or the month the participant would have reached age 55. In addition, there is an offset for pensions from other companies.

The following table summarizes certain information regarding the value of the retirement benefits accrued by our named executive officers under the Plan and the SERP:

Pension Benefits

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of years credited service (#)	Present Value of Accumulated Benefit(1)(5) ($)	Payments During Last Fiscal Year ($)
John Stanik	Plan	1	17,612	0
Marliss D. Johnson—PFO	Plan SERP	16 16	352,630 922,572	0 0
Rose Hoover(2)	Plan SERP	36 36	1,882,071 1,156,618	0 0
Robert G. Carothers(3)	Plan RR Plan	43 43	2,105,449 1,091,844	0 0
Terrence W. Kenny(4)	Plan SERP	31 31	1,543,638 929,997	0 0

(1)	Other benefits shown in column (d) can only be received by participants following retirement in the form of monthly pension payments. A change of control could trigger a lump sum payment for benefits under the SERP.

(2)	Ms. Hoover is eligible for early retirement as of December 31, 2015. Assuming a December 31, 2015 retirement, the present value of accumulated plan benefits are $1,513,239 for the Plan and $929,961 for the SERP.

(3)	Mr. Carothers is eligible for unreduced early retirement as of December 31, 2015 and eligible for the benefits indicated above.

(4)	Mr. Kenny is eligible for early retirement as of December 31, 2015. Assuming a December 31, 2015 retirement, the present value of accumulated plan benefits are $1,215,750 for the Plan and $732,447 for the SERP.

(5)	The present value of accumulated retirement and SERP benefits was determined by using normal retirement age, RP2014 White Collar Mortality Post Commencement Mortality projected generationally with the Buck Modified 2015 Scale for December 31, 2015 financial disclosures, life annuity form of payment for the retirement plan and 50% joint and survivor for the SERP. The discount rate for the year ending December 31, 2015 was 4.40%. The rate for the prior year was 4.10%.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Corporation does not have any agreements or programs providing special severance or other benefits in the event of a termination of an executive officer prior to a change in control of the Corporation, except that Mr. Stanik’s offer letter with the Corporation provides him with a severance benefit equal to 12 months of salary in case of termination without cause. Had Mr. Stanik been terminated without cause as of December 31, 2015, this severance benefit would have equaled $550,000.

RSUs and PSUs granted in 2015 include special vesting provisions in case of termination of employment due to the participant’s death or disability. In that case, RSUs become fully vested and PSUs become vested as follows: (A) for the TSR portion, a prorated number of the PSUs will become immediately earned and vested as of the date of such termination assuming target performance and based on the portion of the performance period completed through the date of such termination; (B) for any performance-adjusted PSUs related to the EPS portion for any previously completed year in the performance period, such performance-adjusted PSUs will become immediately earned and vested as of the date of such termination; (C) for the one-third portion of the EPS portion being earned for the year of such termination, a prorated number of such PSUs shall become immediately earned and vested as of the date of such termination assuming target performance and based on the portion of the applicable year completed through the date of such termination; and (D) for any one-third portion of the EPS portion to be earned for any year beginning after the year of such termination, such PSUs will be immediately canceled as of the date of termination. Had each named executive officer terminated employment with the Corporation as of December 31, 2015 due to death or disability, based on the closing price of the Corporation’s common stock on December 31, 2015 of $10.26, the value of the RSUs and PSUs vesting on that date would have been as follows: Mr. Stanik—$149,375; Ms. Johnson—$34,710; Ms. Hoover—$55,332; Mr. Carothers—$69,696; and Mr. Kenny—$47,750.

Upon the occurrence of a change in control, under the terms of the 2011 Omnibus Incentive Plan, any outstanding stock options become immediately vested and exercisable. Had a change in control occurred as of December 31, 2015, the options that would have accelerated all had exercise prices greater than the closing price of the Corporations common stock on that date. Therefore those options would have had no value upon such a change in control.

In the event a change in control occurs and, within 24 months after the change in control a named executive officer’s employment is terminated by the Corporation without cause or by the executive for good reason, the named executive officer would be eligible to receive the following payments:

•

Per the terms of change in control agreements between the Corporation and each named executive officer, the named executive officer would be entitled to receive (i) three times the sum of annual salary and bonus paid for the prior year, (ii) continuation of employee benefits for two years (three years for Mr. Stanik), (iii) cash payment in cancellation of outstanding stock options equal to the spread (if any) based on the greater of the stock price at termination and the price received in the change in control, and (iv) the right to purchase the leased car used by the covered individual at the Corporation’s then book value.

•

Per the terms of the SERP and the Restoration Plan, assuming the named executive officer has at least five years of service at the date of termination, the named executive officer becomes vested in the benefits under the plan (if not already eligible for early retirement) payable in a lump sum (without reduction for early retirement and based on certain specified assumptions).

•	Per the terms of the 2015 RSUs and PSUs, vesting accelerates on the same basis as described above for termination due to death or disability.

The Corporation does not provide any tax gross-up payments under these agreements related to excise taxes under Internal Revenue Code Section 280G and 4999, or otherwise. Instead, the agreements provide for a cut back in benefits to avoid triggering such excise taxes, unless the named executive officer would receive a greater after-tax amount without such cutback.

If a named executive officer’s employment was terminated without cause or with good reason on December 31, 2015 within 24 months after a change in control, the estimated payments and benefits that would be payable by the Corporation to the named executive officers would be as summarized in the following table:

Payments Upon Termination Without Cause/With Good Reason After Change in Control

Name	Severance	Benefits Continuation	SERP or RR Vesting	Equity Vesting	Total*
John S. Stanik	1,650,000	55,847	0	149,375	1,855,222
Marliss D. Johnson	949,341	44,330	2,476,700	34,710	3,505,081
Rose Hoover	1,375,728	44,415	2,044,283	55,332	3,519,758
Robert G. Carothers	1,448,484	35,542	382,666	69,696	1,936,388
Terrence W. Kenny	1,265,976	34,108	2,503,059	47,750	3,850,893

*	Note: No value is included for the potential option cash out under the change in control agreement because all of the unvested options are currently underwater. The potential purchase of the leased car at book value under the change in control agreement is not considered compensatory for purposes of this table.

Under the 2011 Omnibus Incentive Plan, for purposes of vesting of options, RSUs and PSUs, a “change in control” occurs:

•	If a person, other than persons currently in control, becomes an owner, directly or indirectly, of 50% or more of the combined voting power of the Corporation’s outstanding voting securities;

•

If any election has occurred of persons to the Board that causes two-thirds of the Board to consist of persons other than (i) persons who were members of the Board on the effective date of the 2011 Omnibus Incentive Plan and (ii) persons who were nominated for elections as members of the Board at a time when two-thirds of the Board consisted of persons who were members of the Board on that effective date;

•

Upon consummation (i.e. closing) of a reorganization, merger or consolidation involving the Corporation, unless, following such reorganization, merger or consolidation, the owners of the Corporation before the transaction own more than 75% of the resulting entity;

•	Upon consummation (i.e. closing) of a sale of substantially all of the Corporation’s assets, unless the owners of the Corporation before the transaction own more than 75% of the purchaser;

•	If there is a complete liquidation or dissolution of the Corporation

A “change in control” occurs for purposes of the change in control agreements, the SERP and the Restoration Plan:

•	If a person, other than persons currently in control, becomes an owner, directly or indirectly, of 50% or more of the combined voting power of the Corporation’s outstanding voting securities;

•

If for two consecutive years there ceases to be a majority on the Board of individuals who at the beginning of the period were Board members, other than a new director whose election was approved by a vote of 2/3 of directors then still in office who were directors at beginning of the period or whose election or nomination for election was previously approved;

•

If the shareholders approve a merger or consolidation in which the Corporation’s common stock is converted into shares of another corporation or cash or other property or the Corporation’s common stock is not converted but 40% of the surviving corporation in the merger is owned by shareholders other than those who owned the Corporation’s common stock prior to merger;

•	If there occurs any transaction which results in the Corporation’s common stock no longer being publicly traded; or

•	If the shareholders of the Corporation approve a plan of complete liquidation or agreement for sale or disposition of substantially all assets followed by distribution of proceeds to shareholders.

A termination is for “cause” occurs in each of the following cases:

•

willful and continued failure to substantially perform duties (other than due to disability) consistent with the named executive officer’s position with the Corporation (subject to notice and cure provisions);

•	willful engagement in conduct that is demonstrably and materially injurious to the Corporation; or

•	the named executive officer’s conviction of a felony, or conviction of a misdemeanor involving assets of the Corporation.

A named executive officer may claim “good reason” for termination in the following events, subject to certain notice requirements and an opportunity for the Corporation to cure:

•	a reduction in scope of duties and authority or adverse change in reporting relationship;

•	a reduction in base salary or bonus (with certain exceptions);

•	relocation greater than 25 miles;

•

the failure by the Corporation to continue in effect any of the Corporation’s employee benefit plans, policies, practices in which the named executive officer participated before the change in control; or

•	failure to cause the change in control agreement to be assumed by the Corporation’s successor.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Corporation’s annual report on Form 10-K and, as applicable, the Corporation’s proxy or information statement.

William K. Lieberman, Chairman

Paul A. Gould

Carl H. Pforzheimer, III

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2015, the Compensation Committee was comprised of Paul A. Gould, William K. Lieberman (Chairman) and Carl H. Pforzheimer, III. None of those individuals has ever been an officer or employee of the Corporation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Corporation’s policies and procedures for reviewing, approving and ratifying transactions with related persons are set forth in the Corporation’s Corporate Governance Guidelines, which are available on the Corporation’s website at www.ampcopittsburgh.com. Under these policies and procedures, the Corporation’s management is responsible for determining whether a particular transaction should be referred to the Nominating and Governance Committee for consideration. The Nominating and Governance Committee then determines whether to approve, ratify, revise the terms of, reject the transaction or refer the transaction to the full Board or another appropriate committee of the Board for approval or ratification. The policy and procedures apply to transactions involving an amount in excess of $120,000 in which a related person has a direct or indirect material interest. The policy and procedures generally do not apply to employment matters (except employment of an executive officer who is an immediate family member of another executive officer), director compensation, commercial transactions in the ordinary course of business under ordinary business terms, charitable contributions, transactions such as payment of dividends where all shareholders receive the same proportional benefits and transactions involving competitive bids.

In 2015, the Corporation bought industrial supplies from a subsidiary of The Louis Berkman Company in transactions in the ordinary course of business amounting to approximately $1,270,000. Additionally, The Louis Berkman Company paid the Corporation $72,000 for certain administrative services. Larry E. Paul and Stephen E. Paul are directors of that company. These transactions and services were at prices generally available from outside sources. It is expected that transactions between the parties will also take place in 2016.

The purchase of industrial supplies from a wholly-owned subsidiary of The Louis Berkman Investment Company follows a competitive bid process which includes several non-related vendors after which annual contract awards are made to the lowest bidder by the purchasing executive at each of the Corporation’s subsidiary companies. The administration services are provided under an agreement to provide such services for fees which are subject to annual review including an increase to cover inflation in the costs of the Corporation.

Pursuant to the Retirement and Consulting Agreement, effective January 1, 2015 and amended effective as of March 2, 2016, between the Corporation and Mr. Robert Paul, the Corporation’s former CEO, the Corporation paid Mr. Paul $400,000 in 2015 for the consulting services requested from time to time by the Board or the CEO.

J. Fredrik Strömholm is a partner of Altor Equity Partners AB (“Altor Partners”). Altor Partners is the investment advisor to Altor Fund II GP Limited (“Altor”), which owns Åkers Holding AB (“Åkers”). Mr. Strömholm is also an owner of and indirect investor in Altor. On March 3, 2016 the Corporation completed its acquisition of all of the outstanding stock of Åkers AB and certain of its affiliated companies (collectively, the “Acquired Companies”) from Åkers. The Corporation acquired the Acquired Companies in exchange for aggregate consideration of approximately $75,000,000, consisting of: (i) $30,000,000 in cash; (ii) 1,776,604 shares of the Corporation’s Common Stock; and (iii) two subordinated promissory notes in the aggregate initial principal balance of approximately $25,000,000.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited financial statements with management and discussed those matters required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) standards with Deloitte & Touche LLP (“Deloitte”).

The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the audit committee concerning independence and has discussed with Deloitte its independence.

Based on the review and discussions referred to in the preceding paragraphs, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

The following table summarizes the aggregate fees billed to the Corporation by Deloitte:

	2015	2014
Audit fees (a)	$870,026	$791,453
Audit-related fees (b)	835,092	17,991
Tax fees	—	—
All other fees	—	—

Total (c)	$1,705,118	$809,444

(a)	Fees for audit services related primarily to the audit of the Corporation’s annual consolidated financial statements and its internal control over financial reporting.

(b)	Fees for audit-related services in 2015 primarily represent due diligence services related to potential acquisitions whereas 2014 related primarily to the audits of the Corporation’s employee benefit plans

(c)	The Audit Committee approved all fees in the years reported.

In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and the Corporation’s management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC. All services provided by Deloitte and reflected in the table above were approved by the Audit Committee in accordance with the policy described below.

The Audit Committee has adopted a Policy for Approval of Audit and Non-Audit Services (the “Policy”) provided by the Corporation’s independent auditor. According to the Policy, the Corporation’s independent auditor may not provide the following services to the Corporation:

•

maintain or prepare the Corporation’s accounting records or prepare the Corporation’s financial statements that are either filed with the SEC or form the basis of financial statements filed with the SEC;

•

provide appraisal or valuation services when it is reasonably likely that the results of any valuation or appraisal would be material to the Corporation’s financial statements or where the independent auditor would audit the results;

•	provide certain management or human resource functions;

•	serve as a broker-dealer, promoter or underwriter of the Corporation’s securities;

•	provide any service in which the person providing the service must be admitted to practice before the courts of a U.S. jurisdiction;

•	provide any internal audit services relating to accounting controls, financial systems, or financial statements; or

•

design or implement a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Corporation’s financial statements, taken as a whole.

In addition, in connection with its adoption of the Policy, the Audit Committee pre-approved certain audit-related and other non-prohibited services. Any services not prohibited or pre-approved by the Policy must be pre-approved by the Audit Committee in accordance with the Policy. The Policy is reviewed and approved annually by the Board of Directors.

Carl H. Pforzheimer, III (Chairman)

Leonard M. Carroll

Michael I. German

Paul A. Gould

William K. Lieberman

Approval of the 2016 Omnibus Incentive Plan

(Proposal 3)

Background

On March 2, 2016, the Board of Directors approved, subject to stockholder approval, the Ampco-Pittsburgh Corporation 2016 Omnibus Incentive Plan (the “2016 Plan”). If the 2016 Plan is approved by our stockholders, it will authorize the issuance of a number of shares of Company common stock equal to 1,100,000 shares. The 2016 Plan will replace the Ampco-Pittsburgh Corporation 2011 Omnibus Incentive Plan (the “Predecessor Plan”), and no new awards will be granted under the Predecessor Plan. Any awards outstanding under the Predecessor Plan on the date of stockholder approval of the 2016 Plan will remain subject to and be paid under the Predecessor Plan, and any shares subject to outstanding awards under the Predecessor Plan that subsequently cease to be subject to such awards (other than by reason of settlement of the awards in shares) will automatically become available for issuance under the 2016 Plan.

The Board believes that the number of shares requested for the 2016 Plan is reasonable. Based on our estimated future run rate consistent with current grant practices (and depending on assumptions about future stock price), we estimate that the shares requested under the 2016 Plan should last three to four years. We have reviewed our current grant practices and run rate with Pay Governance and believe that our run rate is within competitive norms.

The Board of Directors recommends that stockholders approve the 2016 Plan. The purpose of the 2016 Plan is to enhance the Company’s ability to attract and retain highly qualified officers, non-employee directors, key employees, consultants and advisors, and to motivate such service providers to serve the Company and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. The 2016 Plan also allows the Company to promote greater ownership in the Company by such service providers in order to align their interests more closely with the interests of the Company’s stockholders. Stockholder approval of the 2016 Plan will also enable the Company to grant awards under the 2016 Plan that are designed to qualify for special tax treatment under Section 422 of the Code, and to enable the Company to design both cash-based and equity-based awards intended to be fully deductible as “performance-based compensation” under Code Section 162(m).

Under Code Section 162(m), we are generally prohibited from deducting compensation paid to “covered employees” in excess of $1 million per person in any year. “Covered employees” are defined as the chief executive officer and the three other most highly compensated named executive officers (excluding the chief financial officer). Compensation that qualifies as “performance-based” is not subject to the $1 million limit. In general, one of the requirements that must be satisfied to qualify as “performance-based” compensation is that the material terms of the performance goals under which the compensation may be paid must be disclosed to and approved by a majority vote of our stockholders, generally at least once every five years. For purposes of Code Section 162(m), the material terms of the performance goals generally include (a) the individuals eligible to receive compensation upon achievement of performance goals, (b) a description of the business criteria on which the performance goals may be based, and (c) the maximum amount that can be paid to an individual upon attainment of the performance goals. By approving the 2016 Plan, stockholders also will be approving the material terms of the performance goals under the 2016 Plan. The material terms of the performance goals for the 2016 Plan are disclosed below under “Summary of the 2016 Plan.” Although stockholder approval of the 2016 Plan will provide flexibility to grant awards under the 2016 Plan that qualify as “performance-based” compensation under Code Section 162(m), we retain the ability to grant awards under the 2016 Plan that do not qualify as “performance-based” compensation under Code Section 162(m).

Key Features

The following features of the 2016 Plan will continue to protect the interests of our stockholders:

•

No liberal share counting. The 2016 Plan prohibits the Company from re-using shares that are tendered or surrendered to pay the exercise cost or tax obligation of grants (such a practice is an example of a “liberal share counting” provision that is disfavored by many institutional investors). The only shares that are re-used in the 2016 Plan are for awards that have been canceled, forfeited, expired or for awards settled in cash.

•	Limitation on terms of stock options and stock appreciation rights. The maximum term of each stock option and stock appreciation right, or SARs, is ten years.

•

No repricing or grant of discounted stock options. The 2016 Plan does not permit the repricing of options or stock appreciation rights either by amending an existing award or by substituting a new award at a lower price. The 2016 Plan prohibits the granting of stock options or stock appreciation rights with an exercise price less than the fair market value of the common stock on the date of grant.

•	Minimum vesting requirements. The 2016 Plan includes a 12-month minimum vesting period for stock options, SARs, restricted stock and restricted stock unit awards.

•	Clawback. Awards granted under the 2016 Plan are subject to any then current compensation recovery or clawback policy of the Company that applies to awards under the 2016 Plan.

•

Double-trigger acceleration. Under the 2016 Plan, we do not accelerate vesting of awards that are assumed or replaced by the resulting entity after a change in control unless an employee’s employment is also terminated by the Company without cause or by the employee with good reason within two years of the change in control.

•	Code Section 162(m) Eligibility. Provides flexibility to grant awards under the 2016 Plan that qualify as “performance-based” compensation under Code Section 162(m).

•	Dividends. We do not pay dividends or dividend equivalents on stock options, stock appreciation rights or unearned performance shares.

Summary of the 2016 Plan

The principal features of the 2016 Plan are summarized below. The following summary of the 2016 Plan does not purport to be a complete description of all of the provisions of the 2016 Plan. It is qualified in its entirety by reference to the complete text of the 2016 Plan, which is attached to this proxy statement as Annex I.

Eligibility

Awards may be granted under the 2016 Plan to officers, employees, consultants and advisors of the Company and its affiliates and to non-employee directors of the Company. Incentive stock options may be granted only to employees of the Company or its subsidiaries. As of March 11, 2016, approximately 100 individuals were eligible to receive awards under the 2016 Plan, including six executive officers and ten non-employee directors.

Administration

The 2016 Plan may be administered by the Board of Directors or the Compensation Committee. The Compensation Committee, in its discretion, selects the individuals to whom awards may be granted, the time or times at which such awards are granted, and the terms of such awards.

Number of Authorized Shares

The number of shares of common stock authorized for issuance under the 2016 Plan is 1,100,000 shares. In addition, as of the date of stockholder approval of the 2016 Plan, any awards then outstanding under the

Predecessor Plan will remain subject to and be paid under the Predecessor Plan and any shares then subject to outstanding awards under the Predecessor Plan that subsequently expire, terminate, or are surrendered or forfeited for any reason without issuance of shares will automatically become available for issuance under the 2016 Plan. Up to 1,100,000 shares may be granted as incentive stock options under Code Section 422. The shares of common stock issuable under the 2016 Plan will consist of authorized and unissued shares, treasury shares, or shares purchased on the open market or otherwise.

If any award is canceled, terminates, expires or lapses for any reason prior to the issuance of shares or if shares are issued under the 2016 Plan and thereafter are forfeited to the Company, the shares subject to such awards and the forfeited shares will not count against the aggregate number of shares of common stock available for grant under the 2016 Plan. In addition, the following items will not count against the aggregate number of shares of common stock available for grant under the 2016 Plan: (a) the payment in cash of dividends or dividend equivalents under any outstanding award, (b) any award that is settled in cash rather than by issuance of shares of common stock, or (c) awards granted in assumption of or in substitution for awards previously granted by an acquired company. Shares tendered or withheld to pay the option exercise price or tax withholding will continue to count against the aggregate number of shares of common stock available for grant under the 2016 Plan. Any shares repurchased by the Corporation with cash proceeds from the exercise of options will not be added back to the pool of shares available for grant under the 2016 Plan.

Awards to Non-employee Directors

No more than $200,000 may be granted in equity-based awards during any one year to a non-employee member of the Board of Directors, based on the grant date fair value for accounting purposes in the case of stock options or stock appreciation rights and based on the fair market value of the common stock underlying the award on the grant date for other equity-based awards. This limit does not apply to shares received by a non-employee director at his or her election in lieu of all or a portion of the director’s retainer for board service (described below).

Adjustments

If certain changes in the common stock occur by reason of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in stock, or other increase or decrease in the common stock without receipt of consideration by the Company, or if there occurs any spin-off, split-up, extraordinary cash dividend or other distribution of assets by the Company, the number and kind of securities for which stock options and other stock-based awards may be made under the 2016 Plan, including the individual award limits for “performance-based” compensation under Code Section 162(m), shall be equitably adjusted by the Company. In addition, if there occurs any spin-off, split-up, extraordinary cash dividend or other distribution of assets by the Company, the number and kind of securities subject to any outstanding awards and the exercise price of any outstanding stock options or SARs shall be equitably adjusted by the Company.

Types of Awards

The 2016 Plan permits the granting of any or all of the following types of awards:

•

Stock Options. Stock options entitle the holder to purchase a specified number of shares of common stock at a specified price (the exercise price), subject to the terms and conditions of the stock option grant. The Compensation Committee may grant either incentive stock options, which must comply with Code Section 422, or nonqualified stock options. The Compensation Committee sets exercise prices and terms, except that stock options must be granted with an exercise price not less than 100% of the fair market value of the common stock on the date of grant and with a minimum 12-month vesting period (excluding stock options granted in connection with assuming or substituting stock options in acquisition transactions). Unless the Compensation Committee determines otherwise, fair market value means, as of a given date, the closing price of the common stock. At the time of grant, the Compensation Committee determines the terms and conditions of stock options, including the quantity, exercise price, vesting periods, term (which cannot exceed ten years) and other conditions on exercise.

•

Stock Appreciation Rights. The Compensation Committee may grant SARs, as a right in tandem with the number of shares underlying stock options granted under the 2016 Plan or as a freestanding award. Upon exercise, SARs entitle the holder to receive payment per share in stock or cash, or in a combination of stock and cash, equal to the excess of the share’s fair market value on the date of exercise over the grant price of the SAR. The grant price of a tandem SAR is equal to the exercise price of the related stock option and the grant price for a freestanding SAR is determined by the Compensation Committee in accordance with the procedures described above for stock options. Exercise of a SAR issued in tandem with a stock option will reduce the number of shares underlying the related stock option to the extent of the SAR exercised. The term of a freestanding SAR cannot exceed ten years with a minimum 12-month vesting period, and the term of a tandem SAR cannot exceed the term of the related stock option.

•

Restricted Stock, Restricted Stock Units and Other Stock-Based Awards. The Compensation Committee may grant awards of restricted stock, which are shares of common stock subject to specified restrictions, and restricted stock units, which represent the right to receive shares of the common stock in the future. These awards may be made subject to repurchase, forfeiture or vesting restrictions at the Compensation Committee’s discretion. The restrictions may be based on continuous service with the Company or the attainment of specified performance goals, as determined by the Compensation Committee, with a minimum 12-month vesting period. Stock units may be paid in stock or cash or a combination of stock and cash, as determined by the Compensation Committee. The Compensation Committee may also grant other types of equity or equity-based awards subject to the terms of the 2016 Plan and any other terms and conditions determined by the Compensation Committee.

•

Performance Awards. The Compensation Committee may grant performance awards, which entitle participants to receive a payment from the Company, the amount of which is based on the attainment of performance goals established by the Compensation Committee over a specified award period. Performance awards may be denominated in shares of common stock or in cash, and may be paid in stock or cash or a combination of stock and cash, as determined by the Compensation Committee. Cash-based performance awards include annual incentive awards.

No Repricing

Without stockholder approval, the Compensation Committee is not authorized to (a) lower the exercise or grant price of a stock option or SAR after it is granted, except in connection with certain adjustments to our corporate or capital structure permitted by the 2016 Plan, such as stock splits, (b) take any other action that is treated as a repricing under generally accepted accounting principles or (c) cancel a stock option or SAR at a time when its exercise or grant price exceeds the fair market value of the underlying stock, in exchange for cash, another stock option or SAR, restricted stock, restricted stock units or other equity award, unless the cancellation and exchange occur in connection with a change in capitalization or other similar change.

Clawback

All cash and equity awards granted under the 2016 Plan will be subject to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act regarding the recovery of erroneously awarded compensation, any implementing rules and regulations under such act, any policies adopted by the Company to implement such requirements, and any other compensation recovery policies as may be adopted from time to time by the Company.

Performance-Based Compensation under Section 162(m)

Performance Goals and Criteria. Under Code Section 162(m), we generally are prohibited from deducting compensation paid to our principal executive officer and our three other most highly compensated executive officers (other than our principal financial officer) in excess of $1 million per person in any year. However, compensation that qualifies as “performance-based” is not subject to the $1 million limit.

If the Compensation Committee intends to qualify an award under the 2016 Plan as “performance-based” compensation under Code Section 162(m), the performance goals selected by the Compensation Committee may be based on the attainment of specified levels of one, or any combination, of the following performance criteria: (i) cash flow; (ii) earnings per share; (iii) earnings or income measures (including EBITDA)); (iv) return measures (including return on assets, capital, invested capital, equity, sales, or revenue); (v) total shareholder return; (vi) share price performance; (vii) revenue; (viii) profit margin; (ix) customer metrics (including customer satisfaction, customer retention, customer profitability, or customer contract terms); (x) productivity; (xi) expense targets; (xii) market share; (xiii) cost control measures; (xiv) balance sheet metrics; (xv) strategic initiatives; (xvi) implementation, completion or attainment of measurable objectives with respect to recruitment or retention of personnel or employee satisfaction; (xvi) successful completion of, or achievement of milestones or objectives related to, financing or capital raising transactions, strategic acquisitions or divestitures, joint ventures, partnerships, collaborations, or other transactions; (xvii) debt levels or reduction or debt ratios; (xviii) operating efficiency; (xix) working capital targets; (xx) quantifiable, objective measures of individual performance relevant to the particular individual’s job responsibilities or (xxi) any combination of the forgoing business criteria. The Compensation Committee can also select any derivations of these business criteria (e.g., income shall include pre-tax income, net income, or operating income).

Performance goals may, in the discretion of the Compensation Committee, be established on a Company- wide basis, or with respect to one or more business units, divisions, subsidiaries or business segments, as applicable. Performance goals may be absolute or relative to the performance of one or more comparable companies or indices or based on year-over-year growth.

The Compensation Committee may determine at the time that the performance goals are established the extent to which measurement of performance goals may exclude the impact of charges for restructuring, discontinued operations, debt redemption or retirement, asset write downs, litigation or claim judgments or settlements, acquisitions or divestitures, foreign exchange gains and losses, and other unusual non-recurring items, and the cumulative effects of tax or accounting changes.

In addition, compensation realized from the exercise of options and SARs granted under the 2016 Plan is intended to meet the requirements of the performance-based compensation exception under Code Section 162(m). These awards must have an exercise price equal at least to fair market value at the date of grant, are granted to covered individuals by a Compensation Committee consisting of at least two outside directors, and the 2016 Plan limits the number of shares that may be the subject of awards granted to any individual during any calendar year.

Limitations. Subject to certain adjustments for changes in our corporate or capital structure described above, participants who are granted awards intended to qualify as “performance-based” compensation under Code Section 162(m) may not be granted stock options or stock appreciation rights for more than 100,000 shares in any calendar year or more than 100,000 shares for all share-based awards that are performance awards in any calendar year. The maximum dollar value granted to any participant pursuant to that portion of a cash award granted under the 2016 Plan for any calendar year to any employee that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m) may not exceed $1 million for an annual incentive award and $1 million for all other cash-based awards.

Transferability

Awards are not transferable other than by will or the laws of descent and distribution, except that in certain instances transfers may be made to or for the benefit of designated family members of the participant for no value.

Change in Control

Under the 2016 Plan, in the event of a change in control, outstanding awards will be treated in accordance with the applicable transaction agreement. If no treatment is provided for in the transaction agreement, each award holder will be entitled to receive the same consideration that shareholders receive in the change in control for each share of stock subject to the award holder’s awards, upon the exercise, payment or transfer of the awards, but the awards will remain subject to the same terms, conditions, and performance criteria applicable to the awards before the change in control, unless otherwise determined by the Compensation Committee. In connection with a change in control, outstanding stock options and SARs can be cancelled in exchange for the excess of the per share consideration paid to stockholders in the transaction, minus the option or SARs exercise price.

Subject to the terms of the applicable award agreements, vesting of awards will depend on whether the awards are assumed, converted or replaced by the resulting entity.

•

For awards that are not assumed, converted or replaced, the awards will vest upon the change in control. For performance awards, the amount vesting will be based on the greater of (1) achievement of all performance goals at the “target” level or (2) the actual level of achievement of performance goals as of the Company’s fiscal quarter end preceding the change in control, and will be prorated based on the portion of the performance period that had been completed through the date of the change in control.

•

For awards that are assumed, converted or replaced by the resulting entity, no automatic vesting will occur upon the change in control. Instead, the awards, as adjusted in connection with the transaction, will continue to vest in accordance with their terms. In addition, the awards will vest if the award recipient has a separation from service within two years after the change in control by the Company other than for cause (which may include a separation from service by the award recipient for good reason if provided in the applicable award agreement). For performance awards, the amount vesting will be based on the greater of (1) achievement of all performance goals at the “target” level or (2) the actual level of achievement of performance goals as of the Company’s fiscal quarter end preceding the change in control, and will be prorated based on the portion of the performance period that had been completed through the date of the separation from service.

“Change in control” is defined under the 2016 Plan and requires consummation of the applicable transaction.

Term, Termination and Amendment of the 2016 Plan

Unless earlier terminated by the Board of Directors, the 2016 Plan will terminate, and no further awards may be granted, ten years after the date on which it is approved by stockholders. The Board may amend, suspend or terminate the 2016 Plan at any time, except that, if required by applicable law, regulation or stock exchange rule, stockholder approval will be required for any amendment. The amendment, suspension or termination of the 2016 Plan or the amendment of an outstanding award generally may not, without a participant’s consent, materially impair the participant’s rights under an outstanding award.

New Plan Benefits

A new plan benefits table for the 2016 Plan and the benefits or amounts that would have been received by or allocated to participants for the last completed fiscal year under the 2016 Plan if the 2016 Plan was then in effect, as described in the federal proxy rules, are not provided because all awards made under the 2016 Plan will be made at the Compensation Committee’s discretion, subject to the terms of the 2016 Plan. Therefore, the benefits and amounts that will be received or allocated under the 2016 Plan are not determinable at this time. The equity grant program for our non-employee directors is described under the Director Compensation section in this Proxy Statement.

Equity Compensation Plan Table

The following table summarizes information, as of December 31, 2015, with respect to compensation plans under which equity securities of the Corporation are authorized for issuance:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)
Equity compensation plans approved by security holders	1,159,198	$24.03	64,612
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	1,159,198	$24.03	64,612

(1)	Includes 145,862 unvested restricted stock units, including performance share units (assuming maximum performance).

(2)	Does not reflect restricted stock units included in the first column, which do not have an exercise price.

(3)	As noted above, no new awards will be granted under the Ampco-Pittsburgh Corporation 2011 Omnibus Incentive Plan if the 2016 Plan becomes effective upon shareholder approval.

Federal Income Tax Information

The following is a brief summary of the U.S. federal income tax consequences of the 2016 Plan generally applicable to the Company and to participants in the 2016 Plan who are subject to U.S. federal taxes. The summary is based on the Code, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this Proxy Statement, and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.

Nonqualified Stock Options. A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a nonqualified stock option, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the stock option on the date of exercise and the exercise price of the stock option. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the exercise price of the stock option.

Incentive Stock Options. A participant generally will not recognize taxable income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment or within three months after employment ends (12 months in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the stock option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (a) one year from the date the participant exercised the option and (b) two years from the grant date of the stock option, the participant generally will recognize long-

term capital gain or loss equal to the difference between the amount the participant received in the disposition and the exercise price of the stock option. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the stock option (or, if less, the excess of the amount realized on the disposition of the shares over the exercise price of the stock option). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.

With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of common stock already held by the participant to pay the exercise price or if the shares received upon exercise of the stock option are subject to a substantial risk of forfeiture by the participant.

Stock Appreciation Rights. A participant generally will not recognize taxable income upon the grant or vesting of a SAR with a grant price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the grant price of the SAR.

Restricted Stock Awards, Restricted Stock Units, and Performance Awards. A participant generally will not have taxable income upon the grant of restricted stock, restricted stock units or performance awards. Instead, the participant will recognize ordinary income at the time of vesting or payout equal to the fair market value (on the vesting or payout date) of the shares or cash received minus any amount paid. For restricted stock only, a participant may instead elect to be taxed at the time of grant.

Other Stock or Cash-Based Awards. The U.S. federal income tax consequences of other stock or cash- based awards will depend upon the specific terms of each award.

Tax Consequences to the Company. In the foregoing cases, we generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the Code.

Code Section 409A. We intend that awards granted under the 2016 Plan comply with, or otherwise be exempt from, Code Section 409A, but make no representation or warranty to that effect.

Tax Withholding. We are authorized to deduct or withhold from any award granted or payment due under the 2016 Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares of common stock or otherwise settle an award under the 2016 Plan until all tax withholding obligations are satisfied.

Vote Required

Approval of the 2016 Plan requires a number of “FOR” votes that is a majority of the votes cast by the holders of our shares of common stock entitled to vote on the proposal, with abstentions counting as votes against the proposal.

The Board of Directors recommends a vote FOR the approval of the 2016 Plan.

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015

(PROPOSAL 4)

The Audit Committee, comprised of independent members of the Board of Directors, has appointed Deloitte & Touche LLP (“Deloitte”) as the Corporation’s independent registered public accounting firm for 2016. Shareholder ratification of the selection of Deloitte as the Corporation’s independent registered public accounting firm is not required by the Corporation’s Articles of Incorporation as amended, or Amended and Restated By-laws. The Corporation is submitting the selection of Deloitte to the shareholders for ratification because the Board of Directors considers it to be the best practice in corporate governance to do so. Even if the shareholders ratify the Audit Committee’s appointment of independent accountants, the Audit Committee in its discretion may change the appointment at any time if it determines that such change would be in the best interests of the Corporation and its shareholders. If the shareholders do not ratify the appointment of Deloitte, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee, but Deloitte may still be retained.

Representatives of Deloitte are expected to be in attendance at the Annual Meeting, will have the opportunity to make a statement if they wish to do so and will respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE DELOITTE RATIFICATION PROPOSAL.

SHAREHOLDER PROPOSALS FOR 2017

Any shareholder who wishes to place a proposal before the 2017 Annual Meeting of Shareholders must submit the proposal to the Corporation’s Secretary, at its executive offices, not later than November 15, 2016 to have it considered for inclusion in the proxy statement for the Annual Meeting in 2017.

If a shareholder otherwise wishes to propose proper business from the floor for consideration at the 2017 Annual Meeting, the Corporation’s Amended and Restated Bylaws provide that (i) the shareholder must notify the Corporation’s Secretary in writing, (ii) the shareholder’s notice must be received at the Corporation’s executive offices not earlier than January 5, 2017 and not later than February 6, 2017 and (iii) the shareholder’s notice must contain the specific information set forth in the Corporation’s Bylaws. These requirements apply only to matters to be brought before the 2017 Annual Meeting which have not been submitted for possible inclusion in the Corporation’s 2017 proxy materials.

OTHER MATTERS

The Board of Directors does not know of any other business that will be presented for action at the Annual Meeting. Should any other matter come before the meeting, however, action may be taken thereon pursuant to proxies in the form enclosed unless discretionary authority is withheld.

AMPCO-PITTSBURGH CORPORATION 726 BELL AVENUE SUITE 301 CARNEGIE, PA 15106

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE

VOTING; BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

IF YOU CHOOSE TO CUMULATE VOTES FOR DIRECTORS YOU MUST VOTE BY MAIL.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E02587-P75615                    KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.         DETACH AND RETURN THIS PORTION ONLY

AMPCO-PITTSBURGH CORPORATION			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			All	All	Except
Vote on Directors
1.	Election of Directors		☐	☐	☐
Nominees:
	01)	Leonard M. Carroll
	02)	Laurence E. Paul
	03)	Ernest G. Siddons
	04)	J. Fredrik Strömholm

Vote on Proposals								For	Against	Abstain

2.	To approve, in a non-binding vote, the compensation of the named executive officers.							☐	☐	☐

3.	To approve the Ampco-Pittsburgh Corporation 2016 Omnibus Incentive Plan.							☐	☐	☐

4.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2016.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” All OF THE NOMINEES LISTED IN ITEM 1; A VOTE “FOR” ITEM 2, ITEM 3 AND ITEM 4.

All proxies heretofore given or executed with respect to the shares of stock represented by this proxy are by the filing of this proxy, expressly revoked.

To cumulate votes as to a particular nominee as explained in the Proxy Statement, check box to the right, multiply the number of shares held by you by four and vote the result for the nominees listed in any proportion, then indicate the name(s) and the number of votes to be given to such nominee(s) on the reverse side of this card. Please do not check box unless you want to exercise cumulative voting.

☐

NOTE: Signature should conform exactly to name as stenciled hereon. Executors, administrators, guardians, trustees, attorneys and officers signing for a corporation should give full title. For joint accounts each owner must sign.

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Shareholders to be Held on May 5, 2016:

The Notice and Proxy Statement and the 10-K Wrap of the Corporation are available at

http://www.Ampcopittsburgh.com/financial; and

The Notice and Proxy Statement and 10-K Wrap are also available at www.proxyvote.com.

E02588-P75615

AMPCO-PITTSBURGH CORPORATION

Annual Meeting of Shareholders May 5, 2016 10:00 AM

The undersigned hereby appoints Masha Trainor and Marliss Johnson and each of them, as proxies with full power of substitution to vote, as specified on the reverse side, the shares of stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of AMPCO-PITTSBURGH CORPORATION, to be held at The Duquesne Club, in the Carnegie Room, 3rd Floor, 325 Sixth Avenue, Pittsburgh, PA, on Thursday, May 5, 2016, at 10:00 a.m., and any adjournments thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED: FOR THE NOMINEES LISTED IN ITEM 1 (OR, IN THE DISCRETION OF THE PROXIES, THE SHARES MAY BE VOTED CUMULATIVELY); FOR PROPOSAL 2; FOR PROPOSAL 3; AND FOR PROPOSAL 4. THE PROXIES NAMED ABOVE ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE SIGN ON REVERSE SIDE and mail in the enclosed, postage prepaid envelope.

CUMULATE ____________________________________________________________________________ ________________________________________________________________________________________
(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)